UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ____)
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[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to §240.14a-12
LAKELAND FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)
_______________________________________________
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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 P.O. Box 1387  • Warsaw, Indiana 46581  • (574) 267-6144

February 28, 2019

Dear Shareholder:

On behalf of the Board of Directors and management of Lakeland Financial Corporation, we cordially invite you to attend the annual meeting of shareholders of Lakeland Financial Corporation to be held at 4:30 p.m. (local time) on April 9, 2019, at The Lerner Theatre, located at 410 South Main Street, Elkhart, Indiana 46516.

This year we are again using the Securities and Exchange Commission rule that allows us to furnish our proxy statement, our 2018 summary annual report to shareholders, a copy of our annual report on Form 10-K and proxy card to shareholders over the Internet. This means that, unless you have previously requested to receive only printed materials, you will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. By delivering proxy materials electronically to our shareholders, we can reduce the costs of printing and mailing our proxy materials. Please visit www.proxyvote.com for more information about the electronic delivery of proxy materials.

There are a number of proposals to be considered at the meeting. Our Nominating and Corporate Governance Committee has nominated thirteen persons to serve as directors, each of whom is an incumbent director. If elected, each director would serve a one-year term. Additionally, we have included a non-binding advisory proposal on the compensation of certain executive officers. Finally, our Audit Committee has selected, and we recommend that you ratify the selection of, Crowe LLP to continue as our independent registered public accounting firm for the year ending December 31, 2019.

We recommend you vote your shares “FOR” each of the director nominees, “FOR” the approval of the compensation of our executive management as described in the proxy statement, and “FOR” the ratification of our accountants.

We will also review our performance in 2018 at the meeting and update you on our strategic plan as we move forward. You are welcome to attend a reception immediately following the annual meeting.

We encourage you to attend the meeting in person. However, whether or not you plan to attend the meeting in person, please take the time to vote by following the instructions provided on the notice as soon as possible. This will ensure that your shares are represented at the meeting.

We look forward with pleasure to seeing and visiting with you at the meeting.
Very truly yours,

David M. Findlay President and Chief Executive Officer

 P.O. Box 1387  • Warsaw, Indiana 46581  • (574) 267-6144

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 9, 2019

To the Shareholders:

The annual meeting of the shareholders of Lakeland Financial Corporation will be held on Tuesday, April 9, 2019, at 4:30 p.m. (local time) at The Lerner Theatre, located at 410 South Main Street, Elkhart, Indiana 46516 for the following purposes:

1.	to elect the 13 director nominees named in the accompanying proxy statement;

2.	to approve a non-binding advisory proposal on the compensation of certain executive officers, otherwise known as a “say-on-pay” proposal;

3.	to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record on our books at the close of business on February 19, 2019, the record date for the annual meeting, will be entitled to vote at the annual meeting. In the event there is an insufficient number of votes for a quorum, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.

By order of the Board of Directors,

Kristin L. Pruitt
Secretary

Warsaw, Indiana
February 28, 2019

LAKELAND FINANCIAL CORPORATION
__________________________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 9, 2019
_______________________________

This proxy statement is being furnished to our shareholders in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be used at the annual meeting of shareholders to be held at The Lerner Theatre, located at 410 South Main Street, Elkhart, Indiana 46516 on Tuesday, April 9, 2019 at 4:30 p.m. (local time), or at any adjournments or postponements of the meeting. Our summary annual report to shareholders, including consolidated financial statements for the fiscal year ended December 31, 2018, and a copy of our Form 10-K, which we have filed with the Securities and Exchange Commission (the “SEC”), are also available. These proxy materials are first being made available or distributed to shareholders on or prior to February 28, 2019.

ABOUT THE MEETING

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, unless the context otherwise requires, the terms “Lakeland Financial,” “the Company,” “we,” “our” and “us” all refer to Lakeland Financial Corporation and its direct and indirect subsidiaries.
Why did I receive access to the proxy materials?
We have made the proxy materials available to you over the Internet because on February 19, 2019, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the annual meeting. It also gives you information concerning those matters to assist you in making an informed decision.
When you vote pursuant to one of the methods set forth herein, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you instruct, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.
If you appointed the proxies to vote your shares and an issue comes up for a vote at the meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.
Why did I receive a notice regarding the Internet availability of proxy materials instead of paper copies of the proxy materials?
We are using the SEC notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or prior to February 28, 2019, we sent our shareholders (other than those who had previously requested to receive only printed copies of our proxy materials) by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

What matters will be voted on at the meeting?
You are being asked to vote on:
•	the election of the 13 director nominees named in this proxy statement for a one-year term expiring in 2020;
•	a non-binding advisory proposal on the compensation of certain executive officers, otherwise known as a “say-on-pay” proposal; and
•	the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the 2019 fiscal year.
These matters are more fully described in this proxy statement.
If I am the record holder of my shares, how do I vote?
You may vote by:
• telephone;
• Internet;
• mail;
•	completing, signing, dating and mailing the proxy card you received in the mail if you received paper copies of the proxy materials; or
• in person at the meeting.
If you vote using one of the methods described above, your shares will be voted as you instruct.
If you sign and return your proxy card or vote over the Internet or by telephone without giving specific voting instructions, the shares represented by your proxy card will be voted:
• “FOR” all nominees named in this proxy statement; and
• “FOR” each of the other proposals described in this proxy statement.
Although you may vote by mail, we ask that you vote instead by Internet or telephone, which saves us postage and processing costs.
You may vote by telephone by calling the toll-free number specified on your notice card or by accessing the Internet website referred to on your notice card, in each case by following the preprinted instructions on the notice card. Votes submitted by telephone or Internet must be received by 11:59 p.m. on Monday, April 8, 2019. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the meeting.
If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other nominee (or what is usually referred to as “street name”), you will need to arrange to obtain a proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete and return your proxy card in advance of the annual meeting in case your plans change.
If I hold shares in the name of a broker or other nominee, who votes my shares?
If you are a beneficial owner and a broker or other nominee is the record holder, then you received access to these proxy materials from the record holder. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.
Under applicable stock exchange rules, brokers and other nominees may generally vote on routine matters, such as the ratification of an independent registered public accounting firm, without your direction, but cannot vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. The election of directors and the say-on-pay proposal areconsidered non-routine matters. If your broker or other nominee does not receive instructions from you on how to vote your shares on these matters, your broker or other nominee will return the proxy card to us indicating that he or she does not have authority to vote. This is generally referred to as a “broker non-vote.”

We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures.
What does it mean if I receive more than one proxy card?
It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. To vote all of your shares by proxy, please follow the separate voting instructions that you received for your shares of common stock held in each of your different accounts.
What if I change my mind after I return my proxy card?
If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
• signing another proxy with a later date and returning that proxy to us;
• timely submitting another proxy via the telephone or Internet;
• sending notice to us that you are revoking your proxy; or
• voting in person at the meeting.
If you hold your shares in the name of your broker or other nominee and desire to change your instructions on how to vote your shares, you will need to contact that party.
How many shares must be represented in order to hold the annual meeting?
A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.
Shares are counted as present at the meeting if the shareholder either:
• is present and votes in person at the meeting; or
•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).
On February 19, 2019, the record date, there were 25,614,046 shares of common stock issued and outstanding. Therefore, at least 12,807,024 shares need to be present at the annual meeting for a quorum to be present.
What happens if a director nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than 13 nominees. As of the date of this proxy statement, we have no reason to believe any nominee will be unable to stand for re-election.
What options do I have in voting on each of the proposals?
You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each director nominee and on each of the proposals described in this proxy statement, and on any other proposal properly brought before the meeting.
How many votes may I cast?
You are entitled to cast one vote for each share of stock you owned on the record date.

How many votes are needed for each proposal?
A majority of the votes cast by the holders of the stock having voting power at the meeting will approve each matter that arises at the annual meeting.
Please note, however, because the vote on the say-on-pay proposal is advisory, it will not be binding upon the Board or the Compensation Committee. Also, please remember that the election of directors and the say-on-pay proposal are each considered non-routine matters. Consequently, if your shares are held by a broker or other nominee, it cannot vote your shares on these matters unless it has received voting instructions from you.
Abstentions and broker non-votes, if any, will not be counted as votes cast, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the annual meeting.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.
Who bears the cost of soliciting proxies?
We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Lakeland Financial may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The Board has adopted guidelines on significant corporate governance matters that, together with our Code of Conduct and other policies, create our corporate governance standards. You may view the Corporate Governance Guidelines and our committee charters and other policies in the Investor Relations section of our website at www.lakecitybank.com.

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of Lakeland Financial, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which convenes at least six times a year, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Findlay, our President and Chief Executive Officer, Ms. O’Neill, our Chief Financial Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants). All members of our Board also serve as members of the Board of Directors of Lake City Bank, our wholly owned bank subsidiary.

With the exception of Mr. Kubacki, who was an executive officer until April 2016, and Mr. Findlay, who is an executive officer, all of our current directors are “independent,” as defined by the listing rules of the Nasdaq Stock Market, or Nasdaq, and we have determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The Board has established an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee, among other committees.

Our Board held six meetings during 2018. All of the incumbent directors attended at least 75% of the Board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. All of our current directors attended last year’s annual meeting.

BOARD COMMITTEES AND MEMBER COMPOSITION DURING 2018

Director	Independent	Audit	Compensation	Corporate Risk(4)	Nominating and Corporate Governance
Blake W. Augsburger	Yes		X		Vice Chair
Robert E. Bartels, Jr.	Yes	X			X
Daniel F. Evans, Jr.	Yes		X		Chair
David M. Findlay	No			X
Thomas A. Hiatt	Yes		Chair	X	X
Michael L. Kubacki(1)	No			X
Emily E. Pichon	Yes	X	Vice Chair
Steven D. Ross	Yes	X		Chair
Brian J. Smith(2)	Yes	Chair		X
Bradley J. Toothaker	Yes	X		Vice Chair
Ronald D. Truex	Yes	Vice Chair		X
M. Scott Welch(3)	Yes		X		X

Total committee meetings in 2018		4	2	4	3

(1)  Chairman of the Board
(2)  Audit Committee Financial Expert
(3)  Lead Independent Director
(4)  The Corporate Risk Committee is a committee of the Board of Directors of Lake City Bank.

Audit Committee

Each current member of the Audit Committee is expected to serve on the committee until our annual meeting of shareholders in 2020 if re-elected to the Board. The Board has determined that Mr. Smith is an audit committee financial expert on the basis of his education, his certified public accounting certificate, his professional experience in public accounting at the firm of EY (formerly known as Ernst & Young LLP) from 1986-1990 and his strong financial background managing Heritage Financial Group. Each member of the Audit Committee is considered “independent” according to the Nasdaq listing requirements.

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the Company’s system of internal controls, (4) the performance of the Company’s internal audit function and independent auditors, and (5) the compliance by the Company with ethics policies and legal and regulatory requirements. The functions performed by the Audit Committee include, among other things, the following:
•	overseeing our accounting and financial reporting;
•	selecting, appointing and overseeing our independent registered public accounting firm;
•	reviewing actions by management on recommendations of our independent registered public accounting firm and internal auditors;

•	meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal controls and internal audit procedures; and
•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote independence of the audit function, the committee consults separately and jointly with our independent registered public accounting firm, the internal auditors and management. We have adopted a written charter for the committee, which sets forth the committee’s duties and responsibilities. The committee’s current charter is available in the Investor Relations section of our website at www.lakecitybank.com.

Compensation Committee

Each current member of the Compensation Committee is expected to serve on the committee until our annual meeting of shareholders in 2020 if re-elected to the Board. Each of the members is considered “independent” according to the Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code (the “Code”) and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.

The functions performed by the Compensation Committee include, among other things, the following:
•	review and approve the performance goals and objectives relevant to the compensation of our Chief Executive Officer, Chief Financial Officer and the other executive officers;
•
evaluate the performance of our Chief Executive Officer, Chief Financial Officer and the other executive officers and set the compensation level of our Chief Executive Officer, Chief Financial Officer and the other executive officers based upon such evaluation;

•	review and approve all employment agreements, severance arrangements and change in control agreements or provisions, if any, for the executive officers;
•	make recommendations to the full Board regarding annual compensation of the directors, including equity-based compensation;
•	administer our equity incentive plans, our long-term incentive plan and our executive incentive bonus plan;
•	evaluate the risks associated with all employee compensation plans; and
•	evaluate the independence of advisors to the Compensation Committee prior to their engagement.
We have adopted a written charter for the committee, which sets forth the committee’s duties and responsibilities. The committee’s current charter is available in the Investor Relations section of our website at www.lakecitybank.com.

Nominating and Corporate Governance Committee

We also have a Nominating and Corporate Governance Committee. Each current member is expected to serve on the committee until our annual meeting of shareholders in 2020 if re-elected to the Board. Each member of the Nominating and Corporate Governance Committee is considered “independent” according to the Nasdaq listing requirements. The primary purposes of the committee are to identify and recommend individuals to be presented to our shareholders for election or re-election to the Board and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted a written charter for the committee, which sets forth the committee’s duties and responsibilities. The committee’s current charter is available in the Investor Relations section of our website at www.lakecitybank.com.

Director Nominations and Qualifications

For the 2019 annual meeting, the Nominating and Corporate Governance Committee nominated for re-election to the Board thirteen incumbent directors whose terms are set to expire in 2019. This nomination was further approved by the full Board. We did not receive any shareholder nominations for director for the 2019 annual meeting.

The Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, Board nominees and shareholder nominees, in the same manner. As described in our Corporate Governance Guidelines, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities that we serve and an ability to meet the standards and duties set forth in our code of conduct. Additionally, all nominees must be under the age of 72, which is the mandatory retirement age established by the Board. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics that may contribute to the Board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are “independent” in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying candidates.

The committee generally identifies nominees by first evaluating the current members of the Board who are willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the committee or the Board decides not to re-nominate a member for re-election, the committee would evaluate the skills and experience of a potential nominee in light of the criteria above.

Shareholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board. Shareholders may contact Lakeland Financial’s Board by contacting Kristin L. Pruitt, Corporate Secretary, at Lakeland Financial Corporation, P.O. Box 1387, Warsaw, Indiana, 46581-1387 or (574) 267-6144. Ms. Pruitt will generally not forward communications to the Board that are primarily commercial in nature or related to an improper or irrelevant topic.

Nominations of Directors. In accordance with our bylaws, a shareholder may nominate a director for election to the Board at an annual meeting of shareholders by delivering written notice of the nomination to the Company’s chairman of the Board. To be timely, the notice must be delivered or mailed not less than 150 days nor more than 180 days prior to the date of the annual meeting. The shareholder’s notice of intention to nominate a director must include the name and address of the proposed nominee, the principal occupation of the proposed nominee, the total number of shares of capital stock of Lakeland Financial that will be voted for each proposed nominee, the name and address of the shareholder making the nomination and the number of shares of capital stock of Lakeland Financial owned by the notifying shareholder. We may request additional information after receiving the notification.

Other Shareholder Proposals. For all other shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2020, shareholder proposals must be received by Kristin L. Pruitt, our Corporate Secretary, at the above address, no later than October 31, 2019, and must otherwise comply with the rules and regulations set forth by the SEC.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer of Lakeland Financial had historically been combined until April of 2014 when Mr. Kubacki, who had previously held both positions, stepped down as Chief Executive Officer. At that time, Mr. Findlay was appointed President and Chief Executive Officer of Lakeland Financial Corporation. Mr. Kubacki has continued to serve as Chairman of the Board. Consistent with Nasdaq listing requirements, the independent directors have regularly had the opportunity to meet without Mr. Kubacki and/or Mr. Findlay in attendance. In 2018, there were two such executive sessions.

In 2003, the Board created the position of a lead independent director. In 2012, the Board appointed M. Scott Welch as lead independent director and he has continued to serve in that role. This appointment is reviewed annually by the Nominating and Corporate Governance Committee. The lead independent director assists the Board in assuring effective corporate governance and serves as chairperson of the independent director sessions, and chairs Board meetings during any meetings or portions of meetings at which Mr. Kubacki is absent.

Code of Conduct

We have a code of conduct in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our President and Chief Executive Officer and our Chief Financial Officer. The code of conduct is posted in the Investor Relations section of our website at www.lakecitybank.com. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the code with respect to our President and Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as risks related to the unintentional effects our compensation plan may have on employee decision-making or the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and operational risks, and receives regular reports from the management team’s senior risk officer regarding comprehensive organizational risk as well as particular areas of concern. The Board’s Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. In 2013, Lake City Bank established a Corporate Risk Committee of its Board to oversee the risk management practices of Lake City Bank, including management’s ability to assess and manage the Company’s credit, market, interest rate, liquidity, legal and compliance, reputational, technology, operational trust and fiduciary wealth advisory risks. In addition, the Corporate Risk Committee provides a forum for open and regular communication between senior management and the Board in order to effectively manage risks. The Corporate Risk Committee meets quarterly.

In addition, the Company has designated Ms. Kristin L. Pruitt, Executive Vice President, Chief Administrative Officer and General Counsel, as its senior risk officer. Ms. Pruitt generally oversees management’s role in its risk management practices, and she is invited to and generally attends all Board and committee meetings. Additionally, Michael E. Gavin, Executive Vice President and Chief Credit Officer, is directly responsible for overseeing credit risk.

We believe that establishing the right “tone at the top” and providing for full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the Board meetings, or, if not in attendance, are available to address any questions or concerns raised by the Board on risk management-related issues and any other matters. The Board has an annual offsite meeting with senior management to discuss strategies, key challenges, and risks and opportunities for the Company. Additionally, each of our Board-level committees provides regular reports to the full Board and apprises the Board of our comprehensive risk profile and any areas of concern.

DIRECTOR COMPENSATION

During 2018, directors who were not employees of Lakeland Financial or Lake City Bank were paid the following retainer fees:

Component	Amount
Annual Director Retainer	$35,000
Annual Audit Committee Chairman Additional Retainer	15,000
Annual Lead Independent Director Additional Retainer	10,000
Annual Governance Committee Chairman Additional Retainer	10,000
Annual Compensation Committee Chairman Additional Retainer	10,000
Annual Corporate Risk Committee Chairman Additional Retainer	10,000
Annual Chairman of the Board Additional Retainer	40,000
Annual Stock Grant (number of shares)	1,300

Each director of Lakeland Financial is also a director of Lake City Bank and is not compensated separately for service on Lake City Bank’s Board.

Mr. Findlay, who is a director and also serves as our President and Chief Executive Officer, is not paid any fees for his service as a director. The directors’ fees are reviewed annually by the Compensation Committee.

Under the 2017 Equity Incentive Plan, directors may be awarded non-qualified stock options or stock grants at the discretion of the Compensation Committee, subject to an annual limitation for each director of 10,000 shares subject to stock options or stock appreciation rights and 10,000 shares subject to stock awards. In 2019, each non-employee director will receive 1,300 shares of Lakeland Financial stock upon approval by the Board of Directors.

Since 2011, the Board of Directors has maintained a stock ownership policy that currently requires directors hold a minimum of 5,000 shares of Lakeland Financial within five years from either the adoption of the stock ownership policy or first becoming a director. At the time the ownership requirement was set at its current level, 5,000 shares represented approximately the same value as five times the annual retainer for directors. This requirement will be reviewed each year by the Nominating and Corporate Governance Committee and may be adjusted to maintain a similar ratio. As of December 31, 2018, all of our non-employee directors met the requirements of our stock ownership policy.

The following table provides information on 2018 compensation for non-employee directors who served during 2018.

	Fees earned or	Stock
Name	paid in cash(1)	Awards(2)(3)	Total
(a)	(b)	(c)	(d)
Blake W. Augsburger	$35,000	$63,908	$98,908
Robert E. Bartels, Jr.	35,000	63,908	98,908
Darrianne P. Christian(4)	5,833	0	5,833
Daniel F. Evans, Jr.	45,000	63,908	108,908
Thomas A. Hiatt	45,000	63,908	108,908
Michael L. Kubacki	75,000	63,908	138,908
Emily E. Pichon	35,000	63,908	98,908
Steven D. Ross	45,000	63,908	108,908
Brian J. Smith	50,000	63,908	113,908
Bradley J. Toothaker	35,000	63,908	98,908
Ronald D. Truex	35,000	63,908	98,908
M. Scott Welch	45,000	63,908	108,908

(1)
We maintain the Lakeland Financial Corporation Directors Fee Deferral Plan under which non-employee directors are permitted to defer receipt of their directors’ fees and earn a rate of return based upon the performance of our stock. The amounts shown in this column include amounts that may have been deferred by the directors. We may, but are not required to, fund the deferred fees into a trust which may hold our stock. The plan is unqualified and the directors have no interest in the trust. The deferred fees and any earnings thereon are unsecured obligations of Lakeland Financial. No director received preferential or above-market earnings on deferred compensation. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to shareholders. The number of shares attributable to each director under the plan is set forth in the footnotes to the Beneficial Ownership Table below.

(2)
Represents the grant date fair value for restricted stock awards in accordance with FASB ASC Topic 718 - “Compensation-Stock Compensation.” See the discussion of equity awards in Note 15 of the Notes to Consolidated Financial Statements for Lakeland Financial’s financial statements for the year ended December 31, 2018. The number of shares granted and vested during 2018 for each non-employee director was 1,300.

(3)	As of December 31, 2018, none of our non-employee directors held any outstanding stock awards or options.

(4)	Ms. Christian was elected to the Board in October 2018.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 19, 2019, the record date for the annual meeting, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee for the board of directors, by each executive officer named in the Summary Compensation Table, which can be found later in this proxy statement, and by all directors and executive officers of Lakeland Financial Corporation as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which a person is deemed to be the beneficial owner of securities if he, she or it has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of February 19, 2019.
	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)(2)		of Class
5% Shareholders
BlackRock, Inc.(3)	2,037,842		8.0%
Franklin Mutual Advisors, LLC(4)	1,678,560		6.6%

Directors and Nominees
Blake W. Augsburger	24,598	(5)	*
Robert E. Bartels, Jr.	22,313		*
Darrianne P. Christian	1,790	(6)	*
Daniel F. Evans, Jr.	32,491	(7)	*
David M. Findlay	178,171	(8)	*
Thomas A. Hiatt	44,937	(9)	*
Michael L. Kubacki	256,783		1.0%
Emily E. Pichon	16,792	(10)	*
Steven D. Ross	29,301		*
Brian J. Smith	61,456	(11)	*
Bradley J. Toothaker	27,515	(12)	*
Ronald D. Truex	66,129	(13)	*
M. Scott Welch	252,998	(14)	*
Other Named Executive Officers
Lisa M. O’Neill	22,947	(15)	*
Eric H. Ottinger	31,900		*
Kristin L. Pruitt	18,360		*
Kevin L. Deardorff	56,117		*

All directors and executive officers as a group	1,186,435	(16)	4.6%
(22 persons)

*Indicates that the individual or entity owns less than one percent of Lakeland Financial’s common stock.
(1)	The total number of shares of common stock issued and outstanding on February 19, 2019 was 25,614,046.
(2)
The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)	Includes entities related to reporting entity. Based upon a schedule 13G filed with the SEC on February 6, 2019. The address for the reporting entity is 55 East 52nd Street, New York, NY 10055.
(4)
Includes entities related to reporting entity. Based upon a schedule 13G filed with the SEC on January 30, 2019. The address for the reporting entity is 101 John F. Kennedy Parkway, Short Hills, NJ  07078.

(5)	Includes 10,835 shares credited to Mr. Augsburger’s account as of February 5, 2019 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(6)	Includes 140 shares credited to Ms. Christian’s account as of February 5, 2019 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(7)	Includes 14,381 shares credited to Mr. Evans’s account as of February 5, 2019 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(8)
Includes 3,750 shares held by Mr. Findlay’s individual retirement account; 3,000 shares held by Mr. Findlay’s wife, as to which shares he has no voting or investment power; and 148,304 shares held in trust, as to which shares he shares voting and investment power.

(9)
Includes 41 shares held by Mr. Hiatt’s individual retirement account; 1,004 shares held by Mr. Hiatt’s wife’s individual retirement account, as to which shares he shares voting and investment power; 20,621 shares held jointly, as to which shares he shares voting and investment power; and 23,271 shares credited to Mr. Hiatt’s account as of February 5, 2019 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan and which shares are payable in annual installments over a ten year period.

(10)	Includes 779 shares credited to Ms. Pichon’s account as of February 5, 2019 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(11)
Includes 26,668 shares held in a trust in which Mr. Smith serves as trustee and 13,148 shares credited to Mr. Smith’s account as of February 5, 2019 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(12)
Includes 3,000 shares held jointly, as to which shares Mr. Toothaker shares voting and investment power and 10,752 shares credited to Mr. Toothaker’s account as of February 5, 2019 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(13)
Includes 7,774 shares held by Mr. Truex’s wife, as to which shares he has no voting or investment power; 30,000 shares held by CB Financial, LLC, as to which shares he shares voting and investment power; and 13,842 shares credited to Mr. Truex’s account as of February 5, 2019 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(14)
Includes 1,257 shares held by Mr. Welch’s individual retirement account; 2,895 shares held by Mr. Welch’s wife’s individual retirement account, as to which shares he shares voting and investment power; 144,591 shares held by Mr. Welch’s wife, as to which shares he shares voting and investment power; 29,000 shares held by BEL Leasing LLP, as to which shares he has sole voting and investment power; 29,000 shares held by Welch Packaging Group, Inc., as to which shares he has sole voting and investment power; and 46,255 shares credited to Mr. Welch’s account as of February 5, 2019 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(15)	Includes 5,750 shares held by Ms. O’Neill’s individual retirement account and 16,048 shares held jointly, as to which shares she shares voting and investment power.
(16)	This includes shares which have been allocated to executive officers under the 401(k) plan through December 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2018, Lake City Bank had extended, and expects to continue to extend, loans to its directors and officers and to their related interests. Such loans were, and will continue to be, made only upon the same terms, conditions, interest rates, and collateral requirements as those prevailing at the same time for comparable loans extended from time to time to other, unrelated borrowers. Loans to directors and officers do not and will not involve greater risks of collectability, or present other unfavorable features, than loans to other borrowers. All such loans are approved by the Lake City Bank Board of Directors in accordance with applicable bank regulatory requirements.

Lake City Bank entered into a Lease Agreement with Michigan Street, LLC for retail branch and office space in South Bend, Indiana, in June 2011. In October 2011, Bradley Toothaker, a one-third owner of Michigan Street, LLC, joined the Boards of Directors of Lakeland Financial Corporation and Lake City Bank. The initial term of the lease is for a period of 20 years, with two consecutive five-year renewal terms. Pursuant to the lease, monthly rent for 4,450 square feet of leased space was $6,304.16 for the first five years, and will increase by 7.5% every five years. In addition, Lake City Bank is required to pay its proportionate share of common area maintenance fees for the building, presently expected to be approximately $3,184 per month. Mr. Toothaker had not yet become a director at the time of the lease signing and the Lease Agreement was negotiated by Lake City Bank’s management on an arms-length basis. Effective January 1, 2012, the parties amended the terms of the lease to reflect additional square footage to be used by Lake City Bank in the building. Based on the addition of approximately 550 square feet, the monthly rent for the leased space increased to $7,001.87. This amendment was ratified by Lake City Bank’s Board of Directors in February 2012. Management and the Board of Directors believe that the terms of the lease are reasonable and consistent with the customary terms of the local market. As part of its annual review of director independence, the Board of Directors considered and re-evaluated this lease arrangement when considering Mr. Toothaker’s independence and determined that it did not prevent Mr. Toothaker from being able to serve as an independent director.

Additionally, pursuant to the Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee evaluates and pre-approves any non-lending, material transaction between Lakeland Financial and any director or officer. The charter does not provide any thresholds as to when a proposed transaction needs to be pre-approved, but the committee evaluates those proposed transactions that may affect a director’s independence or create a perception that the transaction was not fair to Lakeland Financial or not done at arm’s length. Generally, transactions which would not require disclosure in our proxy statement under SEC rules (without regard to the amount involved) do not require the Nominating and Corporate Governance Committee’s pre-approval. A director may not participate in any discussion or approval by the Nominating and Corporate Governance Committee of any related party transaction with respect to which he or she is a related party, but must provide to the Nominating and Corporate Governance Committee all material information reasonably requested concerning the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2018, we are aware that one filing with respect to the exercise of restricted shares by Ms. Sarah Earls was made late. Other than that one filing, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2018.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Shareholders will be entitled to elect 13 directors for a term expiring in 2020 at the annual meeting.

We have no knowledge that any nominee will refuse or be unable to serve, but if any of the nominees is unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election, including the age, the year first appointed or elected as a director and the other positions held by the person at Lakeland Financial and Lake City Bank. The nominees, if elected at the annual meeting, will serve as directors for a one-year term expiring in 2020. Each of the nominees is an incumbent director and has served as a director of Lakeland Financial for at least one term with the exception of Ms. Christian, who was elected to the Board in October 2018.

The directors will be elected by a majority voting standard. Each vote is required to be counted “FOR,” “AGAINST” or “ABSTAIN” with respect to the director’s election. Consequently, to be elected as a director, the votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” such nominee’s election. Votes cast as “ABSTAIN” with respect to the election of a director will have no effect in determining whether the required affirmative majority vote has been obtained. We recommend that shareholders vote “FOR” each of the nominees for director.

NOMINEES

	Director Since	Positions with Lakeland Financial and Lake City Bank
Current Term Expires 2019
Blake W. Augsburger (age 55)	2011	Director of Lakeland Financial and Lake City Bank
Robert E. Bartels, Jr. (age 54)	2002	Director of Lakeland Financial and Lake City Bank
Darrianne P. Christian (age 47)	2018	Director of Lakeland Financial and Lake City Bank
Daniel F. Evans, Jr. (age 69)	2010	Director of Lakeland Financial and Lake City Bank
David M. Findlay (age 57)	2010	President and Chief Executive Officer and Director of Lakeland Financial and Lake City Bank
Thomas A. Hiatt (age 71)	2007	Director of Lakeland Financial and Lake City Bank
Michael L. Kubacki (age 67)	1998	Chairman of Lakeland Financial and Lake City Bank
Emily E. Pichon (age 55)	2002	Director of Lakeland Financial and Lake City Bank
Steven D. Ross (age 64)	2000	Director of Lakeland Financial and Lake City Bank
Brian J. Smith (age 54)	2011	Director of Lakeland Financial and Lake City Bank
Bradley J. Toothaker (age 50)	2011	Director of Lakeland Financial and Lake City Bank
Ronald D. Truex (age 68)	2010	Director of Lakeland Financial and Lake City Bank
M. Scott Welch (age 58)	1998	Director of Lakeland Financial and Lake City Bank

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board of Directors or executive officer is related to any other nominee, member of the Board of Directors or executive officer. No nominee or director has been a director of another “public corporation” (i.e. subject to the reporting requirements of the Securities Exchange Act of 1934) or of any investment company within the past five years except for Mr. Welch.

The business experience of each of the nominees and continuing directors for the past five years, as well as their qualifications to serve on the Board of Directors, is as follows:

Mr. Augsburger is the founder and Chief Executive Officer of LEA Professional, which designs and manufactures audio amplifiers for the professional audio markets. He is the former Executive Vice President and America’s Country Manager for Harman International Industries, Incorporated, a Fortune 500 company that designs and manufactures audio and infotainment products and systems. He also served for ten years as the President of the Harman Professional Division, which is based in Northridge, California. We consider Mr. Augsburger to be a qualified candidate for service on the Board, as well as both the Nominating and Corporate Governance and Compensation Committee, due to his leadership skills and expertise developed as a former executive of a large, complex public company.

Mr. Bartels, Jr. is the former President and Chief Executive Officer of Martin’s Supermarkets, Inc., a regional supermarket chain headquartered in South Bend, Indiana. We consider Mr. Bartels to be a qualified candidate for service on the Board, as well as the Audit Committee and the Nominating and Corporate Governance Committee, due to his skills and expertise acquired as the former leader of a successful business that is prominent in many of our markets.

Ms. Christian is currently involved with leading strategic initiatives for BCforward, a global information technology consulting and workforce fulfillment firm founded by Ms. Christian and her husband, Justin Christian, in 1998. Previously, Ms. Christian was a program manager and an IT consultant from 1995-2003, and was an officer with the Central Intelligence Agency from 1990-1995. In addition, Ms. Christian is a board member of Newfields (formerly the Indianapolis Museum of Art), the Central Indiana Community Foundation, and the Eskenazi Foundation. Ms. Christian also works closely with the Justin and Darrianne Christian Center for Diversity and Inclusion at DePauw University. We consider Ms. Christian to be qualified to serve on the Board due to her personal and professional engagement with several prominent nonprofits located in Indianapolis and her professional experience in the technology sector, which we believe will be valuable as we work to ensure that we remain innovative in providing technology-driven solutions to our clients.

Mr. Evans, Jr. served as the Chief Executive Officer of Indiana University Health, a large, statewide health care and hospital system headquartered in Indianapolis until May 1, 2016 and is currently President Emeritus. Mr. Evans is Executive Chair of the Indiana Biosciences Research Institute, Inc. Mr. Evans is on the faculty of the IU Medical School and the IU McKinney Law School. Mr. Evans also has strong banking experience, having served as the Chairman of the Federal Home Loan Bank of Indianapolis from 1987-1990 and as the chairman of the Federal Housing Finance Board, the regulator of the Federal Home Loan Banks, from 1990-1993. We consider Mr. Evans to be qualified to serve on the Board, as well as the Nominating and Corporate Governance Committee, due to his experience managing a large organization, his experience in the banking industry and his knowledge of the Indianapolis market as we look to continue to expand our presence in Indianapolis.

Mr. Findlay presently serves as the President and Chief Executive Officer of Lakeland Financial and Lake City Bank. Mr. Findlay also served as President and Chief Financial Officer from 2010-2014 and Chief Financial Officer from 2000-2010. Prior to joining Lakeland Financial in September of 2000, Mr. Findlay served as the Chief Financial Officer of Quality Dining, Inc., then a publicly traded company with its headquarters in South Bend, Indiana. Prior to that, he served in various capacities with The Northern Trust Company in Chicago. We consider Mr. Findlay to be qualified to serve on the Board due to his familiarity with Lakeland Financial’s operations he has acquired as its President and Chief Financial Officer, his experience in the financial services industry and his prior experience as the chief financial officer of a publicly traded company.

Mr. Hiatt was a Founding Partner of Centerfield Capital Partners, an investment firm that provides private equity and mezzanine debt to middle-market companies, headquartered in Indianapolis, until his retirement on June 1, 2017. In addition, Mr. Hiatt serves as Chair of the Board of Governors of Newfields (formerly the Indianapolis Museum of Art) and on several other corporate and nonprofit boards of directors. We consider Mr. Hiatt to be a qualified candidate for service on the Board, as well as the Nominating and Corporate Governance Committee and Compensation Committee, due to his business and financial expertise acquired as the founding partner and manager of one of the largest private equity funds based in Indiana, and his knowledge of, and prominence in, the Indianapolis market.

Mr. Kubacki presently serves as Chairman of the Board of Directors of Lakeland Financial and Lake City Bank. In April 2016, Mr. Kubacki retired from his full-time executive officer position as Executive Chairman of Lakeland Financial and Lake City Bank and, if re-elected, will remain Chairman of the Board. Mr. Kubacki also served as Chief Executive Officer of Lakeland Financial and Lake City Bank from 1998 to 2014 and as President from 1998 to 2010. Prior to joining Lakeland Financial in 1998, Mr. Kubacki served as Executive Vice President of The Northern Trust Bank of California, N.A. We consider Mr. Kubacki to be a qualified candidate for service on the Board due to his intimate familiarity with Lakeland Financial’s operations that he acquired as its Chairman and Chief Executive Officer and his skills and experience in the financial services industry.

Ms. Pichon is the Chairman of ExTech Plastics, Inc., an extruder of plastic sheet, and an officer and director of the Olive B. Cole Foundation, the M E Raker Foundation, the Questa Educational Foundation, Inc. and the Howard P. Arnold Foundation, Inc., each a private charitable foundation focused on northeast Indiana education, economic development and conservation based in Fort Wayne, Indiana. We consider Ms. Pichon to be qualified to serve on the Board, as well as the Audit Committee and the Compensation Committee, due to her experience with several prominent charitable foundations located in Fort Wayne and her education and training as an attorney.

Mr. Ross is the former President of Heartland Coffee Company, a regional coffee and beverage service company, based in Warsaw, Indiana. Mr. Ross is also the former President of Bertsch Services, Inc., a regional food service and vending company, that was based in Warsaw, Indiana prior to its sale. We consider Mr. Ross to be a qualified candidate for service on the Board, as well as the Audit Committee, due to his skills and expertise acquired as president of a successful business in Kosciusko County and his knowledge of the business community in this region.

Mr. Smith is co-Chief Executive Officer of Heritage Financial Group, Inc., a real estate investment and management and consumer finance company based in Elkhart, Indiana. We consider Mr. Smith to be a qualified candidate for service on the Board, due to his expertise in the manufactured housing and consumer finance industries, which is a significant industry in northern Indiana, and his knowledge of, and prominence in, the Elkhart market. Additionally, Mr. Smith has a strong financial background as a certified public accountant, which adds meaningful expertise to the Audit Committee.

Mr. Toothaker is the President and Chief Executive Officer of Bradley Company, a large Midwest-based, full-service real estate company. We consider Mr. Toothaker to be a qualified candidate for service on the Board due to his extensive knowledge of the real estate sector in our region and his knowledge of the Northern Indiana market.

Mr. Truex is the President of Creighton Brothers, LLC, a diversified agribusiness company focused on egg and grain production, headquartered in Warsaw, Indiana. We consider Mr. Truex to be a qualified candidate for service on the Board due to his skills and expertise in the agricultural industry and his knowledge of the agricultural communities in many of our markets.

Mr. Welch is the Chief Executive Officer of Welch Packaging Group, Inc., which is primarily engaged in producing industrial and point of purchase packaging and is headquartered in Elkhart, Indiana. In addition, Mr. Welch is a member of the board of Patrick Industries, Inc. We consider Mr. Welch to be a qualified candidate for service on the Board, as well as the Nominating and Corporate Governance Committee, due to his skills and expertise in the manufacturing industry and his past experience with growing and leading organizations.

EXECUTIVE OFFICERS

In addition to Mr. Findlay, the following individuals serve as the named executive officers of Lakeland Financial and are named in the compensation tables included in this proxy statement:

Lisa M. O’Neill, age 51, presently serves as Executive Vice President and Chief Financial Officer of Lakeland Financial Corporation and Lake City Bank, a position she has held since April 2014. Prior to that, Ms. O’Neill served as Chief Financial Officer of Bank First National Corporation located in Manitowoc, Wisconsin, from 2007-2014. From 1999-2006, Ms. O’Neill was the Controller of Private Bancorp, Inc. Prior to 1999, Ms. O’Neill was with Arthur Andersen in its financial institutions group audit practice since 1989.

Eric H. Ottinger, age 48, presently serves as an Executive Vice President of Lakeland Financial and as head of our Commercial Banking Department, a position he has held since August 2011. He joined Lake City Bank in April 1999 as Vice President, Commercial Loan Officer. In April 2002, he was promoted to Commercial East Regional Manager. In April 2009, he was promoted to head of our Wealth Advisory Group. Prior to joining Lake City Bank, Mr. Ottinger was a commercial lending officer at another bank since 1993.

Kristin L. Pruitt, age 47, presently serves as an Executive Vice President, Chief Administrative Officer and General Counsel of Lakeland Financial, a position she has held since 2017. Ms. Pruitt served as Executive Vice President and General Counsel since 2014. She joined Lakeland Financial in 2008 as Senior Vice President and General Counsel. Before joining Lake City Bank, she served as Assistant General Counsel at 1st Source Bank in South Bend, Indiana since 2004. Prior to 2004, Ms. Pruitt was associated with Skadden, Arps, Slate, Meagher & Flom, LLP’s Washington DC office as an attorney since 1999.

Kevin L. Deardorff, age 57, presently serves as an Executive Vice President of Lakeland Financial and as head of Retail Banking, positions he has held since 2001. He has served as an officer of Lake City Bank since 1990.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes Lakeland Financial’s compensation philosophy and policies for 2018 as applicable to the named executive officers as listed in the 2018 Summary Compensation Table. This section explains the structure and rationale associated with each material element of the executives’ compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the named executive officers of Lakeland Financial Corporation. The Compensation Committee relies upon Mr. Findlay’s assessment of each executive officer’s individual performance, which considers the executive’s efforts in achieving his or her individual goals each year, managing and developing employees and the enhancement of long-term relationships with customers, if applicable to his or her position. Individual goals for executive officers are established by Mr. Findlay in consultation with each executive officer.

The Compensation Committee’s charter gives it the authority to hire outside consultants to further its objectives and responsibilities. The Compensation Committee did not retain an outside consultant to assess executive compensation in 2018. Instead, the Compensation Committee relied on the 2017 report of Pearl Meyer & Partners, a compensation consulting firm, which assessed the effectiveness of the Company’s executive compensation programs. Pearl Meyer & Partners is independent, reports directly to the committee chair, and performs no other work for the Company other than assisting the committee in its review of the total compensation program. In its 2017 report, Pearl Meyer & Partners also provided input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. The Compensation Committee also reviewed compensation survey data in 2018 from industry sources such as the American Bankers Association, Pearl Meyer & Partners and Bank Director Magazine.

Regulatory Impact on Compensation

As a publicly-traded financial institution, we must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require Lakeland Financial and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

Under its Interagency Guidelines Establishing Standards for Safety and Soundness, the Federal Deposit Insurance Corporation (the “FDIC”) has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework to determine whether compensation is considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution’s overall financial condition.

In addition, the various financial institution regulatory agencies have jointly issued their Guidance on Sound Incentive Compensation Policies, which serves as a compliment to the Safety and Soundness standards. As its title would imply, the joint agency guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the joint agency guidance is intended to focus the institution’s attention on balanced risk-taking incentives, compatibility with effective controls and risk management, with a focus on general principles of strong corporate governance.

In addition to the foregoing, we anticipate that currently proposed rules under the Dodd-Frank Act intended to implement further risk assessment guidelines and procedures may eventually be finalized by the financial institution regulatory agencies and the SEC. We expect that we would be subject to those further guidelines and procedures should they be finalized and become effective. Initial proposed guidance with respect to the Dodd-Frank Act risk assessment guidelines and procedures was issued in 2011 and revised and re-proposed in 2016. Depending on when the rules are finalized, the earliest they could apply to Lakeland Financial is for performance periods beginning on or after January 1, 2021. In large part, that guidance restates the frameworks set forth in the Safety and Soundness standards and joint agency guidance described above.

Also, as a publicly-traded corporation, Lakeland Financial is also subject to the SEC's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements, create risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on Lakeland Financial.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for Lakeland Financial’s named executive officers. In this regard, the committee has revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into Lakeland Financial’s compensation programs for named executive officers. In addition, the committee continues to monitor the status of proposed guidance under the Dodd-Frank Act and will be prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Code that may limit the deductibility of certain compensation unless it is considered performance-based and is paid pursuant to a written binding contract which was in effect prior to November 2, 2017 and which has not subsequently been materially modified; Section 409A of the Code regarding nonqualified deferred compensation; and Sections 4999 and 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation costs of grants of equity awards based upon the grant date fair value of those awards.

Compensation-Related Governance Policies

Share Ownership Guidelines. The guidelines, adopted in 2015, require the Chief Executive Officer to hold a minimum number of shares of Company common stock with a value equal to three times his annual base salary and other executive officers, including each of the named executive officers, to hold a minimum number of shares of Company common stock with a value equal to two times his or her respective annual base salary. Unvested options or restricted stock units issued under the Company’s LTI Plan are not included when considering ownership totals for this requirement. In the event that an executive officer does not hold the required number of shares, a minimum of one-half of shares issued under the LTI Plan must be retained until the guidelines are met. As of the most recent measurement date, all of our named executive officers were in compliance with the share ownership guidelines.

Insider Trading Policy. The Company has an insider trading policy that permits open market transactions in Company stock beginning two trading days after quarterly earnings have been made public until the two weeks before the last day of the quarter end.

Hedging and Pledging Policy. The Company's insider trading policy includes provisions that specifically prohibit our insiders from entering into hedging transactions involving the Company's stock. To our knowledge, none of our officers or directors has entered into a hedging transaction involving Company stock in violation of this prohibition. The Company's insider trading policy also prohibits an insider from pledging Company stock as collateral for a lending relationship without the prior approval of the Nominating and Corporate Governance Committee. To our knowledge, none of our officers or directors has pledged his or her Company stock in violation of this policy.

Assessment of Compensation Risk

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management.

  The Compensation Committee in 2018 completed its thorough annual review of all compensation programs offered at Lakeland Financial and Lake City Bank, including those described in this Compensation Discussion and Analysis, to determine whether any aspect of the plans or programs encourages excessive or unnecessary risk that would adversely affect the long-term value or performance of Lakeland Financial. Based on the risk assessment process, which is more fully described below, the committee concluded that the compensation plans and programs, considered individually and as a whole, do not encourage excessive risk taking and are designed to encourage and reward decisions that create long-term shareholder value in a manner consistent with the Company’s core values.

The senior risk officer compiled an inventory of the design features of all incentive compensation plans and programs for purposes of assessing the potential for encouraging excessive or unnecessary risk-taking that could threaten the value of the enterprise and presented this to the Compensation Committee. The committee then considered how the structure of each plan or program impacted risk-taking of plan participants. In addition, the committee examined Lakeland Financial’s compensation plans and programs in light of recent incentive compensation failures in the market place.

In analyzing the risks inherent in the Company’s annual bonus plan, the Compensation Committee determined as follows:

•	Bonus amounts are tied to financial performance and personal performance against individualized goals, including non-financial goals.

•	Threshold goals are reasonably achievable with good performance and are sufficiently challenging but not overly difficult.

•	Payouts are interpolated based on percentage of net income achieved.

•	Reasonable bonus maximums exist as part of an overall balanced pay mix.

With respect to the LTI Plan as described under the Long-Term Incentive Plan section below, the committee concluded that the plan was well designed to align the Company’s strategic objectives with long-term value creation for the following reasons:

•	Performance metrics factor in risk of capital and measures that take into consideration balance sheet, income statement and equity factors.

•
Threshold goals are reasonably achievable with good performance and are sufficiently challenging but not overly difficult. The LTI Plan does not include steep cliffs for not achieving goals nor exponential upside for achieving them. Reasonable leverage exists above threshold goals to achieve maximum payouts.

•	Incentives are capped at reasonable levels.

•	Maximum awards are an appropriate portion of total pay.

•	The three-year performance period discourages measures that do not benefit the Company over the long term.

•	Denomination in Company stock gives incentive to focus on sustained value creation, and further alignment with shareholder interests.

The Compensation Committee completed similar analyses for the other compensation programs available to employees, and concluded that the amounts provided under such programs are reasonable as part of a balanced pay mix and appropriately incentivize performance without encouraging the manipulation of earnings, other performance metrics, or other improper behavior in order to enhance the benefits payable under such programs.

The Compensation Committee then reviewed the executive compensation structure overall and reached the following conclusions, based on the following key risk categories:

•
Strategic Risk:  The Compensation Committee determined that overall, the performance metrics used are aligned with the Company’s strategy and objectives for long-term value creation for our shareholders, properly reward various performance outcomes, and account for risk over a longer-term time horizon.

•
Cultural Risk:  Lakeland Financial has a strong set of corporate values that emphasize ethical behavior, actions that contribute to building long-term value rather than short-term performance, teamwork and investment in people and infrastructure. Our senior executives have little incentive to be overly focused on short-term stock price performance.

•
Governance Risk:  The Compensation Committee is independent, has access to consultants and other advisers independent of management, has an appropriate level of expertise and is fully educated on all significant incentive plans and programs.

•
Pay-Mix Risk:  Lakeland Financial has market-competitive salaries to reduce pressure on short-term performance to earn reasonable annual compensation. The Compensation Committee believes the mix between longer-term incentives is appropriately balanced with motivation for short-term performance.

•
Performance Measurement Risk:  The Compensation Committee has a disciplined process of establishing goals for and evaluating the performance of Mr. Findlay in executive sessions. Financial performance measures consider the income statement, balance sheet and statement of cash flows so that management is accountable for all aspects of Lakeland Financial’s financial health. The Company considers both financial and non-financial performance outcomes in assessing executives’ performance and compensation.

•
Annual Incentive Risk:  Executives’ annual bonuses are earned based on both financial performance and non-financial performance. Goals for achieving target bonuses are reasonably achievable with good performance. The Compensation Committee believes the goals are challenging, but not overly difficult. The bonus payout curves do not use steep cliffs for target bonus or exponential payouts for maximum payouts.

•
Long-Term Incentive Risk:  The LTI Plan uses different performance metrics and measurement periods than annual incentives so that short-term performance is not overemphasized. Restricted stock units under the LTI Plan do not use overly stretched goals or accelerated payout curves. The target and maximum payouts under the LTI Plan are reasonable in light of our overall pay mix. Long-term incentives focus on measures of sustainable value creation for long-term investors.

Conclusion

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive, and does not encourage imprudent risk-taking or other improper behavior.

In making this determination, the Compensation Committee considered many factors, including the following:

•	Management has positioned Lakeland Financial for future success through the planning and execution of Lakeland Financial’s strategic plan.
•	Management has consistently led Lakeland Financial to strong levels of performance in recent years.
•	The shareholder return performance of Lakeland Financial over the past five years has outpaced the performance of companies in Lakeland Financial’s peer group.
•	Lakeland Financial is well positioned in the communities it serves as a result of the direction that this management team has taken the Company.

Compensation Philosophy and Objectives

The overall objectives of Lakeland Financial’s compensation programs are to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. The programs are designed to create meaningful incentives to manage the business successfully with a constant focus on short-term and long-term performance versus the strategic plan and the key operating and financial objectives. Our philosophy is intended to align the interests of executive officers with the long-term interests of our shareholders. The executive compensation program is structured to accomplish the following objectives:

•	encourage a consistent and competitive return to shareholders over the long-term;

•
maintain a corporate environment which encourages stability and a long-term focus for the primary constituencies of Lakeland Financial, including shareholders, clients, employees, communities and government regulatory agencies;

•	maintain a program that:

•	clearly motivates personnel to perform and succeed according to our current goals;

•	provides management with the appropriate empowerment to make decisions that benefit the primary constituents;

•	retains key personnel critical to our long-term success;

•	provides for management succession planning and related considerations;

•	emphasizes formula-based components, such as performance-based bonus plans and long-term incentive plans, in order to focus management efforts in its execution of corporate goals;

•	encourages increased productivity; and

•	responsibly manages risks related to compensation programs;

•	provide for subjective consideration in determining incentive and compensation components; and

•	ensure that management:

•	fulfills its oversight responsibility to its primary constituents;

•	conforms its business conduct to the highest ethical standards;

•	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

•	continues to avoid any conflict between its responsibilities to Lakeland Financial and each executive officer’s personal interests.

Consideration of 2018 Say on Pay

At the Company’s 2018 annual meeting of shareholders, more than 97% of the votes cast were in favor of the non-binding advisory proposal on the compensation of certain executive officers. The Company, the Board of Directors and the Compensation Committee pay careful attention to communications received from shareholders regarding executive compensation, including the non-binding advisory vote. The Company carefully considered the result of the 2018 advisory vote on executive compensation but not for specific compensation decisions. Based on this consideration and the other factors described in this Compensation Discussion and Analysis, the committee did not materially alter the policies or structure for the named executive officers’ compensation for 2018 or 2019.

Compensation Factors

General. The Compensation Committee’s decisions regarding each named executive officer are based, in part, on the committee’s subjective judgment, and also take into account qualitative and quantitative factors, as will be set forth in the discussion below. In reviewing an executive officer’s compensation, the committee considers and evaluates all components of the officer’s total compensation package.

Corporate Performance. In establishing executive compensation, the Compensation Committee measures Lakeland Financial’s performance compared to management’s and the Board’s goals and objectives, and also compares our performance to that of our peer group of financial institutions. The committee believes that using Lakeland Financial’s performance as a factor when determining an executive officer’s compensation is effective in helping to align the executive’s interests with those of our shareholders. With that in mind, the committee focuses on performance versus key financial performance criteria, such as return on beginning equity, return on average assets, revenue growth, diluted earnings per share growth, capital adequacy, the efficiency ratio and asset quality. As part of the evaluation and review of these criteria, the committee will also take into account various subjective issues, such as general economic conditions, including the interest rate environment and its impact on performance, and how they may affect Lakeland Financial’s performance.

For purposes of peer analysis in assessing performance, Lakeland Financial generally considers peer groups that include commercial banks of similar asset size, financial performance and organizational structure as well as those that are key competitors for executive talent. Given the ever-changing landscape within the banking industry, there is no specifically defined group of banks that are utilized for this analysis. In connection with its 2017 analysis of the Company’s executive compensation programs, Pearl Meyer & Partners compiled a market reference group of 20 other publicly-traded bank holding companies headquartered in the central United States, with median assets of $4.7 billion, median market capitalization of $867 million and stable, if not strong, performance history. The Compensation Committee believes that the peer group remains appropriate for the 2018 analysis. The companies included in this peer group are as follows:

Old National Bancorp – Evansville, Indiana	First Financial Bancorp – Cincinnati, Ohio
Park National Corporation – Newark, Ohio	First Commonwealth Financial Corp. – Indiana, Pennsylvania
Heartland Financial – Dubuque, Iowa	1st Source Corporation – South Bend, Indiana
Community Trust Bancorp – Pikeville, Kentucky	First Busey – Champaign, Illinois
First Merchants Corporation – Muncie, Indiana	Peoples Bancorp – Marietta, Ohio
Enterprise Financial Services – St. Louis, Missouri	Republic Bancorp – Louisville, Kentucky
Midland States Bancorp – Effingham, Illinois	Stock Yards Bancorp – Louisville, Kentucky
Tristate Capital Holdings, Inc – Pittsburgh, Pennsylvania	German American – Jasper, Indiana
Horizon Bancorp – Michigan City, Indiana	MidWestOne Financial – Iowa City, Iowa
QCR Holdings, Inc – Moline, Illinois	Mercantile Bank Corporation – Grand Rapids, Michigan

In addition, the Compensation Committee reviewed compensation survey data that is readily available to Lakeland Financial from industry sources such as Bank Director Magazine and the American Bankers Association.

Our compensation decisions for 2018 and for 2019 factored in Lakeland Financial’s performance versus key financial criteria, including return on beginning equity, return on average assets, revenue growth, diluted earnings per share growth, capital adequacy, efficiency ratio and asset quality. The committee believes that Lakeland Financial’s financial performance in 2018 was very strong. When compared to its peer group, the Compensation Committee believes Lakeland Financial’s performance was good and, therefore, the committee weighed heavily Lakeland Financial’s relative performance when compared to its peers. Additionally, the Compensation Committee determined that the named executive officers performed well versus their individual goals for 2018.

Other factors of corporate performance that may affect an executive’s compensation include succession planning consideration, realization of economies of scale through cost-saving measures, Lakeland Financial’s market share reputation in the communities which it serves and turnover level of employees, as well as other less subjective performance considerations. In addition, because the Compensation Committee believes strongly that our executives should be involved in the communities that we serve, the committee takes into consideration indirect and intangible business factors such as community involvement and leadership when reviewing executive compensation.

Comparison to Peer Group. In establishing the compensation of the named executive officers, the Compensation Committee utilizes market data regarding the compensation practices of other financial institutions of a similar asset size and complexity. The peer group used in 2017, which was relied upon for 2018 compensation decisions, generally included financial institutions with total assets of $3.0 billion to $15.1 billion, with a focus on institutions located in the central region of the United States. In some cases, however, the committee will consider data from outside the peer comparison when reviewing compensation practices if that comparison identifies similarities, such as business-line focus and long-term operating and financial stability, which should be considered. For example, institutions with a similar focus on complex commercial lending may be considered by the committee even if they fall outside of the general asset size in which our other peers are included. The committee believes that such comparison is useful in creating an overall compensation program to stay competitive in the marketplace and for attracting and retaining qualified executives. While the committee believes that it is prudent to consider such comparative information in determining compensation practices, it does not set strict parameters using this data. Rather, the committee uses comparative data to ensure that executive compensation is not inconsistent with appropriately defined peer organizations. Generally, the committee believes that the current executive officers of the Company have established a sound track record of long-term performance that warrants compensation at or around the median level of compensation among similarly situated financial institutions.

Individual Performance. When evaluating an executive officer’s individual performance, the Compensation Committee takes into account Mr. Findlay’s assessment of individual performance, which considers the executive’s efforts in achieving his or her individual goals each year, managing and developing employees and the enhancement of long-term relationships with customers, if applicable to the officer’s position. The measure of an executive officer’s individual performance and individual contribution to the overall Company performance depends, to a degree, on what steps are taken to increase revenues and implement cost-saving strategies and the outcome of such strategies. Each executive officer has different goals established that are intended to focus that executive’s contributions to the strategic goals of the Company. Individual goals for executive officers are developed by Mr. Findlay in consultation with each executive officer and recommended to the committee by Mr. Findlay for approval. The committee establishes Mr. Findlay’s goals after reviewing the Company’s annual strategic plan, annual budget plan and the goals of the other executive officers. Mr. Findlay is not present for the discussion or determination of his own compensation.

Compensation Decisions

This section describes the decisions made by the Compensation Committee with respect to the compensation for the named executive officers for 2018 and 2019.

Executive Summary. In reviewing an executive officer’s compensation, the Compensation Committee considers and evaluates all components of the officer’s total compensation package through the use of tally sheets. The use of tally sheets allows the committee to assess the executive’s aggregate compensation, including cash payments and non-cash incentives and benefits, in one concise document. The chart below summarizes the major elements of executive officer compensation.

Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount	2018 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, industry knowledge, peer data, company performance and individual performance.	Base salary increases ranged from 3.3% to 7.7%.
Annual Bonus
Variable compensation component payable in cash. Performance is first allocated to the Company's financial measures and 50% allocated to individual performance goals. Payment is capped at 150% of target.

		Motivate and reward executives for performance on key operational, financial and individual objectives met during the course of the year.	Market practices and individual performance with payouts based on the extent to which performance goals are achieved.	Annual bonus paid out at 102% of target based on net income performance and individual payouts were each at 100%.*
Long-Term Incentives	Variable compensation component payable in performance-based restricted stock units. Payments are capped at 150% of target.	Motivate executives to collectively produce outstanding results, encourage superior performance, increase productivity and aid in attracting and retaining key employees.	Market practices with payouts based on company performance.	2016-2018 LTI Plan paid out at 142% of target based on performance against 3 year CAGR in revenue, earnings per share and return on beginning equity performance goals.
Other Compensation and Perquisites	Compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation for executive talent.	Periodic assessment of competitive offerings.	No substantive change from prior years.

* Payments made to each of Mr. Findlay and Mr. Ottinger were reduced by $10,000 as a result of the management of a large credit relationship that resulted in a significant loss for the bank.

Our compensation decisions for 2018 and for 2019 factored in Lakeland Financial’s performance versus key financial criteria, including return on beginning equity, return on average assets, revenue growth, diluted earnings per share growth, capital adequacy, efficiency ratio and asset quality. The committee believes that Lakeland Financial’s financial performance in 2018 was very strong. When compared to its peer group, the Compensation Committee believes Lakeland Financial’s performance was good and, therefore, the committee weighed heavily Lakeland Financial’s relative performance when compared to its peers. Additionally, the Compensation Committee determined that the named executive officers performed well versus their individual goals for 2018.

The following is a brief summary of additional compensation decisions of the Compensation Committee for 2019 and 2018:

•	bonus payments to named executive officers for 2018 were lower than bonuses for 2017 due to performance of Lakeland Financial in 2018 against its target;

•
the 2019 LTI Plan target level grants were generally unchanged and were increased slightly for Ms. Pruitt to align the grants with a percentage of base salary consistent with the other executive officers and to reflect increased responsibilities; and

•	the amount of total compensation paid to Mr. Findlay was higher due to his strong performance as Chief Executive Officer for the reasons stated above.

Base Salary. The salaries for 2018, determined by the Compensation Committee at the end of 2017, are set forth in the 2018 Summary Compensation Table. In determining these salary levels, we considered the following factors, with no specific weighting applied to any single factor:

•	the compensation philosophy and guiding principles described above;
•	the performance of Lakeland Financial versus key financial objectives;
•
the base salary paid to the officers in comparable positions at companies in the peer groups, generally using the median of total compensation as our point of reference if the officer’s overall performance and experience warrants such consideration;

•	the overall professional experience and background and the industry knowledge of the named executive officers and the quality and effectiveness of their leadership at Lakeland Financial;
•	all of the other components of executive compensation, including bonus, stock awards, retirement and death benefits, as well as other benefits and perquisites;
•
the performance of Lakeland Financial’s stock price, although it is not a key factor in considering compensation as the committee believes that the performance of the stock price is subject to factors outside the control of executive management; and

•	internal pay equity among Lakeland Financial executives.
At the end of 2018, the Compensation Committee determined the base salaries of the named executive officers for 2019. The committee approved raises for all of the named executive officers for 2019 based on the factors described above. The base salaries for 2018 and 2019 are set forth below.
		2019 Base	2018 Base	Percent
Name	Position	Salary	Salary	Change
David M. Findlay	President and Chief Executive Officer	$595,500	$567,788	4.9%
Lisa M. O'Neill	Executive Vice President and Chief Financial Officer	248,000	240,000	3.3%
Eric H. Ottinger	Executive Vice President - Commercial Banking	312,000	292,000	6.8%
Kristin L. Pruitt	Executive Vice President, Chief Administrative Officer and General Counsel	280,000	260,000	7.7%
Kevin L. Deardorff	Executive Vice President - Retail Banking	253,000	245,000	3.3%

Annual Bonus. The Compensation Committee typically determines eligibility for annual bonus payments using the parameters defined in the Company’s Executive Incentive Bonus Plan, which is a performance-based bonus plan for selected Lake City Bank corporate officers, including the named executive officers. As established, the committee retains the right to modify the program or withhold payment at any time. Since the plan’s inception in 2002, Lakeland Financial’s performance has warranted annual payments under the plan.

Eligible participants in the plan, including the named executive officers,  may earn an annual performance-based bonus based on Lakeland Financial’s overall performance (“Company performance”) as well as the individual participant’s performance (“individual performance”). The amount of the annual bonus is determined based on a total target bonus payment based on a percentage of eligible salary.

The measure of the Company performance is based on our actual net income for that year compared to the targeted net income. We calculate this by using our net income after the 401(k) match and incentive compensation costs. The Compensation Committee approves a targeted net income amount after reviewing the previous year’s actual net income in conjunction with the Board’s and management’s expectations for that particular year. The target net income amount is generally increased each year in order to provide a proper level of incentive to the officers and, in the committee’s view, is not at a level that makes it substantially certain that the target threshold will be obtained. The Company performance payout percentage is determined based upon achieving certain performance levels of net income as defined in the table below. The Company employs linear interpolation to determine the payout percentage in the event that actual net income falls between 70% and 90% of target, while the payout percentage is the actual percentage of target net income attained when actual net income falls at or above 90% of target, up to the maximum of 150%.

			Company
	Target		Performance
	Net Income	2018	Payout
Performance Level	Percentage	Net Income	Percentage
Maximum Performance	150%	$118,071,584	150%
Target Performance	100%	78,714,389	100%
Threshold Performance	70%	55,100,072	50%
<Threshold Performance	<70%	<55,100,072	0%

The actual net income used for bonus calculation 2018 was $80,411,000, or 102% of the targeted amount, and bonuses with respect to Company performance were, therefore, paid out at that same level. Individual bonus payments under this plan are determined further by the formulas described below, although the Compensation Committee reserves the right to modify the payouts in its sole discretion.

The Company performance payout percentage may be further adjusted based on the executive’s individual performance. The measure of individual performance is determined on the individual’s overall performance compared to the individual’s performance goals that are discussed in the beginning of the year by the individual and the other executives. The Compensation Committee also has the discretion to reward achievements that are not the subject of any pre-established goals. The committee determined that the named executive officers performed well against their respective individual performance goals in 2018. The percent of eligible salary and individual performance payout percentages for each named executive officer are listed in the table below.

		Individual
	Percent of	Performance
	Eligible	Payout
Name	Salary	Percentage
David M. Findlay	50%	100%	*
Lisa M. O'Neill	40%	100%
Eric H. Ottinger	40%	100%	*
Kristin L. Pruitt	40%	100%
Kevin L. Deardorff	40%	100%

* Payments made to each of Mr. Findlay and Mr. Ottinger were reduced by $10,000 as a result of the management of a large credit relationship that resulted in a significant loss for the bank.

The 2018 individual goals are set forth below:

David M. Findlay
•
Work with the Management Committee to implement the 2018 Strategic Plan, complete the strategic initiatives in the 2018 Strategic Plan and achieve financial performance targets contained in the 2018 budget.

•	Provide effective leadership of the Company’s Management Team.
•	Effectively coordinate senior management’s involvement with the Board.
•	Represent the Lakeland Financial and Lake City Bank in the community.

Lisa M. O’Neill
•	Ensure completion of 2018 Strategic Initiatives for all areas of responsibility.
•	Oversee rollout and optimization of data analysis tool used in marketing.
•	Effectively manage relationships between two senior level managers.
•	Maintain five year model.
•	Oversee data gathering and analysis initiatives bankwide.
•	Develop plan for tax credit opportunities.

Eric H. Ottinger
•	Ensure completion of 2018 Commercial Strategic Initiatives.
•	Ensure collaboration by Commercial team on nCino (loan platform) implementation.
•	Develop new summary template for credit submissions.
•	Preserve and manage asset quality.
•	Manage commercial real estate exposure.

Kristin L. Pruitt
•	Ensure completion of 2018 Strategic Initiatives for all areas of responsibility.
•	Transition to and define Chief Administrative Officer role.
•	Continue development of plan to prepare the bank for higher levels of regulatory scrutiny as the bank’s asset size increases.
•	Develop Diversity and Inclusion Program.
•	Effectively manage relationships between two senior level managers.

Kevin L. Deardorff
•	Ensure completion of 2018 strategic initiatives for all areas of responsibility.
•	Update and refine branch development plan.
•	Oversee Senior Leadership Council.
•	Coordinate with Marketing and Public Relations on local deposit gathering strategy.

For 2018, our overall performance and achievement of individual goals resulted in aggregate bonus payments of approximately $2.7 million paid to 243 employees and ranged from 3% to 49% of base salary. The bonuses paid to our named executive officers 2018 and 2017 are included in the table below.

	Bonus Paid in 2019	Bonus Paid in 2018	Percentage
Name	for 2018 Performance	for 2017 Performance(1)	Change
David M. Findlay	$279,578	$297,675	-6.1%
Lisa M. O'Neill	97,920	96,768	1.2%
Eric H. Ottinger	109,136	108,864	0.2%
Kristin L. Pruitt	106,080	106,272	-0.2%
Kevin L. Deardorff	99,960	101,952	-2.0%

(1)	In determining the bonus paid in 2018 for 2017 performance, the impact of the 2017 Tax Cuts and Jobs Act was excluded as an extra ordinary event.

Long-Term Incentive Plan. The Company maintains an Amended and Restated Long-Term Incentive Plan (“LTI Plan”). The plan is designed to provide for performance-based payouts based upon key financial criteria over rolling three-year periods, which are recommended by Mr. Findlay and approved by the Compensation Committee. The Compensation Committee has made grants under the LTI Plan each year since the plan was implemented in 2006. At the discretion of the Committee, awards under the LTI Plan consist of performance based restricted stock units rather than cash to provide for additional alignment with shareholders and stock price performance over the performance period. Shares delivered pursuant to the LTI Plan are currently granted under the shareholder approved 2017 Equity Incentive Plan.

The purpose of the LTI Plan is to motivate select officers, including our named executive officers, to collectively produce outstanding results, encourage superior performance, increase productivity and aid in attracting and retaining key employees. Mr. Findlay recommends, subject to the Compensation Committee’s approval, the performance measures and performance targets to be used for each performance period and the LTI bonus to be paid if certain required conditions are met. The Committee currently utilizes three key financial measures: revenue growth rate, diluted earnings per share growth rate and average return on beginning equity. Performance targets can be based on a combination of Lakeland Financial’s goals, business unit and/or individual goals or on such other factors that the committee may determine and approve. Different performance targets may be established for different participants for any performance period, although currently all executives have the same performance targets.

Unless the Compensation Committee determines otherwise, a new three-year performance period will begin each year under the LTI Plan. Thus, the maximum number of performance periods open to measurement at any time is three. Executive officers receive earned LTI Plan payouts on a yearly basis at the conclusion of each successive three-year performance period. The committee believes that, by making annual awards that consider Company performance over rolling three-year periods, the Committee is incentivizing our named executive officers to focus on consistent and sustainable performance rather than taking outsized risk in any one particular year.

The amount of the LTI bonus awarded for each performance period is based upon achieving certain performance levels for each of the three measurement criteria as defined in the tables below. The Company employs linear interpolation to determine the payout in the event a measurement criterion falls between the threshold and target, or target and maximum, performance levels.

	3 Year Revenue Growth
	Performance Period
Performance Level	2019-2021	2018-2020	2017-2019	Vesting
Maximum Performance	13.25%	12.50%	10.50%	50% of target award
Target Performance	8.50%	8.00%	6.50%	33.33% of target award
Threshold Performance	5.00%	4.50%	3.00%	16.67% of target award
<Threshold Performance	<5.00%	<4.50%	<3.00%	0% of target award

	3 Year Diluted Earnings
	Per Share Growth
	Performance Period
Performance Level	2019-2021	2018-2020	2017-2019	Vesting
Maximum Performance	15.25%	24.50%	14.00%	50% of target award
Target Performance	8.50%	18.00%	8.00%	33.33% of target award
Threshold Performance	3.50%	13.50%	3.00%	16.67% of target award
<Threshold Performance	<3.50%	<13.50%	<3.00%	0% of target award

	3 Year Return on Average
	Beginning Equity Growth
	Performance Period
Performance Level	2019-2021	2018-2020	2017-2019	Vesting
Maximum Performance	19.50%	18.75%	15.50%	50% of target award
Target Performance	16.50%	16.25%	12.75%	33.33% of target award
Threshold Performance	14.25%	14.00%	10.50%	16.67% of target award
<Threshold Performance	<14.25%	<14.00%	<10.50%	0% of target award

The Compensation Committee directed management to accrue for the open periods at an amount equal to the sum of the percentages of the actual financial performance against the targeted performance levels, with each of the three criteria valued at 33.33% of the total accrual.

The Compensation Committee generally kept the grant amounts the same as the prior year’s grants for the LTI Plan grants for 2019, but determined that Ms. Pruitt’s share grant should be increased to maintain the LTI grant value at a similar percentage of salary to the other management committee members and to reflect her increased responsibilities as Chief Administrative Officer. This action was taken to ensure that the equity compensation is fair to both participants and the Company’s shareholders.

The LTI Plan allows the Compensation Committee, at its discretion, to adjust performance goals and performance measure results for extraordinary events or accounting adjustments resulting from significant asset purchases or dispositions or other events not contemplated or otherwise considered by the committee when the performance measures and targets were set. For the LTI Plan period ending in 2017, 2018 and 2019, the Compensation Committee determined that it should exclude the impact of the 2017 Tax Cuts and Jobs Act.

For the three-year performance period ended December 31, 2018, awards were paid at 142% of target, for a total of 126,200 shares paid to 39 individuals in accordance with the terms of the LTI Plan. The performance metrics and actual results for the 2016-2018 performance period were as follows:

	2016-2018		Weighted
	Target	Actual	Payout
Performance Metric	Performance	Performance	Percentage
3 Year Revenue Growth	6.00%	11.68%	50.00%
3 Year Diluted Earnings Per Share Growth	8.00%	13.07%	47.42%
3 Year Return on Average Beginning Equity Growth	12.25%	14.04%	44.20%

Payout Percentage			141.62%

The payouts to the named executive officers for the 2016-2018 and the 2015-2017 performance periods were as follows (share amounts reflect the 2016 3-for-2 common stock split):

	Performance Period	Performance Period
	2016-2018	2015-2017
Name	Payout Shares	Payout Shares
David M. Findlay	25,560	23,400
Lisa M. O'Neill	8,520	7,800
Eric H. Ottinger	8,520	7,800
Kristin L. Pruitt	8,520	7,800
Kevin L. Deardorff	8,520	7,800

The target award that each named executive officer may earn under the 2017-2019, 2018-2020 and 2019-2021 performance periods is as follows:

	Performance Period	Performance Period	Performance Period
	2019-2021	2018-2020	2017-2019
	Target Share Award	Target Share Award	Target Share Award
Name	Payable in 2022	Payable in 2021	Payable in 2020
David M. Findlay	16,000	16,000	16,200
Lisa M. O'Neill	5,400	5,400	5,400
Eric H. Ottinger	6,500	6,500	5,400
Kristin L. Pruitt	6,000	5,700	5,400
Kevin L. Deardorff	5,400	5,400	5,400

Equity Awards. The foregoing LTI awards are granted in the form of performance-based restricted stock units under our equity incentive plan. No other stock-based awards were issued in 2018 to the named executive officers under our 2017 Equity Incentive Plan, as set forth on the 2018 Outstanding Equity Awards at Fiscal Year End Table.

All Other Compensation and Perquisites. While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the committee typically does not adjust the level of benefits offered on an annual basis. The committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. It is our belief that perquisites for executive officers should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region. Due to this philosophy, Lakeland Financial has generally provided nominal benefits to executives that are not available to all full-time employees and we plan to continue this approach in the future. The benefits offered in 2018 to the named executive officers will continue for 2019. The perquisites received by the named executive officers in 2018 are reported in the 2018 Summary Compensation Table.

Change in Control Agreements. The Company has change in control agreements with each of Messrs. Findlay, Ottinger and Deardorff and Messes. O’Neill and Pruitt. The change in control agreements are discussed more fully in the Potential Payments upon Termination or Change in Control section below.

COMPENSATION COMMITTEE REPORT

Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Lakeland Financial’s Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by:
Blake W. Augsburger
Daniel F. Evans, Jr.
Thomas A. Hiatt
Emily E. Pichon
M. Scott Welch

Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

The persons named above were the only persons who served on the Compensation Committee of the Board of Directors during the last fiscal year.

EXECUTIVE COMPENSATION
2018 Summary Compensation Table
The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers in 2018, 2017 and 2016 compensation is presented for officers who were also named executive officers in those years.

						Change in
						pension
						value and
					Non-equity	nonqualified
Name and			Stock		incentive	deferred	All other
principal			awards		plan	compensation	compensation
position	Year	Salary(1)	(2)(3)		compensation	earnings(4)	(5)	Total
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
David M. Findlay	2018	$566,527	$734,928		$279,578	---	$23,138	$1,604,172
President and	2017	549,231	731,163		297,675	---	23,659	1,601,728
Chief Executive	2016	521,663	524,899	(6)	273,000	---	22,596	1,342,158	(6)
Officer
Lisa M. O'Neill	2018	238,769	248,038		97,920	---	18,639	603,367
Executive Vice	2017	223,385	243,721		96,768	---	19,305	583,179
President and	2016	215,630	174,966	(6)	85,000	---	18,346	493,942	(6)
Chief Financial
Officer
Eric H. Ottinger	2018	288,923	298,565		109,136	---	28,604	725,228
Executive Vice	2017	250,692	243,721		108,864	---	28,920	632,197
President -	2016	233,477	174,966	(6)	101,000	---	27,456	536,899	(6)
Commercial
Banking
Kristin L. Pruitt	2018	258,923	261,818		106,080	---	20,439	647,261
Executive Vice	2017	236,846	243,721		106,272	---	21,105	607,944
President, Chief	2016	220,796	174,966	(6)	92,352	---	20,146	508,260	(6)
Administrative Officer
and General Counsel
Kevin L. Deardorff	2018	244,372	248,038		99,960	---	18,639	611,009
Executive Vice	2017	235,372	243,721		101,952	$6,423	19,305	606,773
President - Retail	2016	225,828	174,966	(6)	94,432	4,289	18,346	517,861	(6)
Banking

(1)	Salary reported includes amounts deferred at the officer’s election pursuant to the Company’s deferred compensation plans.
(2)
For 2018, represents the grant date fair value calculated in accordance with FASB ASC Topic 718 for performance-based restricted stock unit awards granted under our LTI Plan for the 2018-2020 performance period. For 2017, represents such grant date fair value for performance-based restricted stock unit awards granted under our LTI Plan for the 2017-2019 performance period. For 2016, represents such grant date fair value for performance-based restricted stock unit awards granted under our LTI Plan for the 2016-2018 performance period. Because the currently outstanding restricted stock units do not pay or accumulate dividend equivalents during the three-year vesting period, these amounts were calculated based on the Company’s closing share price on the date of grant discounted by the present value of the dividends expected to be paid on the underlying shares during the vesting period. Expected dividends are calculated using the most recent dividend rate declared by the Board of Directors on the grant date. The Company uses a discount rate equal to the 3 year Treasury rate on the grant date. See the discussion of equity awards in Note 15 of the Notes to Consolidated Financial Statements for Lakeland Financial’s financial statements for the year ended December 31, 2018 for further information regarding these awards.

(3)
The above values are based on the probable outcome of performance conditions at the time of grant. The maximum value that could be paid out based on performance for each individual under the respective performance-based restricted stock unit award is as follows:

Name	2018	2017	2016
David M. Findlay	$1,102,392	$1,096,745	$787,348
Lisa M. O'Neill	372,057	365,582	262,449
Eric H. Ottinger	447,847	365,582	262,449
Kristin L. Pruitt	392,727	365,582	262,449
Kevin L. Deardorff	372,057	365,582	262,449

(4)
Amounts reflect the aggregate increase in the actuarial present value of the named executive officers’ accumulated benefit under the Lakeland Financial Corporation Pension Plan during 2017. No named executive officer received preferential or above-market earnings on deferred compensation.

(5)	The amounts for 2018 set forth in column (g) as “all other compensation” include 401(k) plan matching contributions, country club memberships and cell phone stipends paid by us as follows:

	401(k)	Cell phone	Country club
Name	match	stipend	membership	Total
David M. Findlay	$16,830	$1,809	$4,499	$23,138
Lisa M. O'Neill	16,830	1,809	---	18,639
Eric H. Ottinger	16,830	1,809	9,965	28,604
Kristin L. Pruitt	16,830	1,809	1,800	20,439
Kevin L. Deardorff	16,830	1,809	---	18,639

(6)	Amounts were changed in the 2018 proxy statement from prior report to correct grant date fair value of stock awards.

2018 Grants of Plan-Based Awards Table

The following table provides information on annual cash bonuses under our Executive Incentive Bonus Plan and on long-term equity performance awards under our Amended and Restated Long-Term Incentive Plan. These plans are described in more detail in the Compensation Discussion and Analysis section. The estimated amounts set forth in the table are subject to the terms of the respective plan and Company and individual performance, as described in the Compensation Discussion and Analysis section.

			Estimated future payouts under non-			Estimated future payouts under
			equity incentive plan awards			equity incentive plan awards(3)
									Grant date
									fair value
									of stock
			Threshold	Target	Maximum	Threshold	Target	Maximum	and option
Name	Grant date		($)	($)	($)	(shares)	(shares)	(shares)	awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
David M. Findlay
LTI Plan	1/1/2018	(1)				8,000	16,000	24,000	$734,928
Executive Incentive Bonus Plan	---	(2)	$141,947	$283,894	$425,841
Lisa M. O'Neill
LTI Plan	1/1/2018	(1)				2,700	5,400	8,100	248,038
Executive Incentive Bonus Plan	---	(2)	48,000	96,000	144,000
Eric H. Ottinger
LTI Plan	1/1/2018	(1)				3,250	6,500	9,750	298,565
Executive Incentive Bonus Plan	---	(2)	58,400	116,800	175,200
Kristin L. Pruitt
LTI Plan	1/1/2018	(1)				2,850	5,700	8,550	261,818
Executive Incentive Bonus Plan	---	(2)	52,000	104,000	156,000
Kevin L. Deardorff
LTI Plan	1/1/2018	(1)				2,700	5,400	8,100	248,038
Executive Incentive Bonus Plan	---	(2)	49,000	98,000	147,000

(1)
Represents possible payments pursuant to the LTI Plan for the performance period running from 2018-2020. The plan is described in the section entitled “Long-Term Incentive Plan” in the Compensation Discussion and Analysis section.

(2)
Represents possible payments pursuant to the Executive Incentive Bonus Plan for 2018 performance. The plan is described in the section entitled “Annual Bonus” in the Compensation Discussion and Analysis section. The bonus payout for 2018 performance is shown in the column entitled “Non-equity incentive plan compensation” in the Summary Compensation Table above.

(3)	The Compensation Discussion and Analysis describes the performance conditions applicable to these grants under Compensation Decisions – Long-Term Incentive Plan.

2018 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information concerning outstanding option awards and stock awards at December 31, 2018 held by the individuals named in the Summary Compensation Table. Market values for outstanding stock awards are based on the closing price of Lakeland Financial stock on December 31, 2018 (the last trading day of the year) of $40.16.

		Equity incentive	Equity incentive plan
		plan awards:	awards: market or
		number of unearned	payout value of
		shares, units or other	unearned shares, units
		rights that have not	or other rights that
Name	Grant date	vested(2)	have not vested
(a)	(b)	(i)	(j)
David M. Findlay	1/1/18	24,000	$963,840
	1/1/17	24,300	975,888
	1/1/16	27,000	1,084,320
Lisa M. O'Neill	1/1/18	8,100	325,296
	1/1/17	8,100	325,296
	1/1/16	9,000	361,440
Eric H. Ottinger	1/1/18	9,750	391,560
	1/1/17	8,100	325,296
	1/1/16	9,000	361,440
Kristin L. Pruitt	1/1/18	8,550	343,368
	1/1/17	8,100	325,296
	1/1/16	9,000	361,440
Kevin L. Deardorff	1/1/18	8,100	325,296
	1/1/17	8,100	325,296
	1/1/16	9,000	361,440

(1)
The stock awards reflected in the “Stock Awards” columns (i) and (j) above vest based upon the achievement of certain performance thresholds over a three-year period, as described more completely in the section entitled “Long-Term Incentive Plan” in the Compensation Discussion and Analysis section above. Based on actual performance during the performance period through December 31, 2018, the 2018, 2017 and 2016 awards are reported at maximum performance.

(2)	Share amounts above reflect the 3-for-2 common stock split on July 25, 2016 paid in the form of a stock dividend on August 5, 2016.

2018 Option Exercises and Stock Vested Table
The following table sets forth information concerning the exercise of options and the vesting of stock awards in 2018 by the individuals named in the Summary Compensation Table.
	Stock Awards
	Number of shares
	acquired on	Value realized on
Name	vesting(1)(3)	vesting(2)
(a)	(d)	(e)
David M. Findlay	23,400	$1,128,114
Lisa M. O'Neill	7,800	376,038
Eric H. Ottinger	7,800	376,038
Kristin L. Pruitt	7,800	376,038
Kevin L. Deardorff	7,800	376,038

(1)
Shares include restricted stock units under the LTI Plan that vested in 2018 for the 2015 – 2017 performance period. In determining the attainment of performance measures under the LTI Plan that vested in 2018 for the 2015 – 2017 performance period, the impact of the 2017 Tax Cuts and Jobs Act was excluded as an extra ordinary event.

(2)	Amounts reflect the value realized upon vesting of restricted stock units based on the closing price of Lakeland Financial stock on the date of vesting.

(3)	Share amounts above reflect the 3-for-2 common stock split on July 25, 2016 paid in the form of a stock dividend on August 5, 2016.

Pension Benefits
The following table provides information as of December 31, 2018 for each of our named executive officers regarding the actuarial present value of the officer’s total accumulated benefit under our defined benefit retirement plan, the Lakeland Financial Corporation Pension Plan.
		Number of		Payments
		years credited	Present value of	during last
Name	Plan name	service(1)	accumulated benefit(2)	fiscal year
(a)	(b)	(c)	(d)	(e)
David M. Findlay	---	---	---	---
Lisa M. O'Neill	---	---	---	---
Eric H. Ottinger	---	---	---	---
Kristin L. Pruitt	---	---	---	---
Kevin L. Deardorff	Lakeland Financial	10	$60,516	---
Corporation Pension Plan

(1)	Although Mr. Deardorff has 28 years of actual service with the Company, he has only 10 years of service credit as the plan was frozen with respect to future benefit accruals in 2000.

(2)
See the discussion of pension and other post retirement plans in Note 11 to the Consolidated Financial Statements for Lakeland Financial’s financial statements for the year ended December 31, 2018 for further information regarding the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

Our defined benefit retirement plan covers certain employees over 21 years of age with more than one year of service. Effective April 1, 2000, we amended the plan to freeze the accrual of benefits to participants under the plan. As a result of this amendment, employees who were not participants in the plan as of March 31, 2000 are not able to become participants under the plan. In addition, all benefits previously accrued under the plan by participants were frozen in place, and continuing employment with us will not increase the employee’s benefits upon retirement. Normal retirement age is 65. Participants received credit for 2 1/2% of their average salary for each year up to 20 years of service or through March 31, 2000, whichever occurred first.

The principal benefit under this plan is a lifetime annuity for the joint lives of participants and their spouses. This amount is offset by social security benefits. On December 31, 1985, the then existing plan was terminated and the latest plan (which is now frozen) was adopted effective January 1, 1986. Participants in the terminated plan were paid cash or received annuities for their earned benefits as of December 31, 1985. The amounts paid for annuities purchased as a part of the plan termination will reduce the benefits to be paid out of the latest plan.

Nonqualified Deferred Compensation

Effective January 1, 2004, we adopted the Lake City Bank Deferred Compensation Plan. The purpose of the plan is to provide an option for salary deferrals at the participant’s voluntary election for certain individuals without regard to statutory limitations under tax qualified plans. The plan is available to all of our executive officers. The plan is funded solely by participant contributions and does not receive a Company match. Participants may defer a portion of their salary or bonus under the plan. Deferred amounts are tracked by the Company in a deferral account. The Company will credit earnings and losses to the participant’s deferred account based on the performance of one or more measurements funds selected by the participant from a pool of measurement funds selected by the Compensation Committee. The participant’s deferred account balance will be distributed in a lump sum following the participant’s termination of employment or death. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement on or after the participant’s attainment of age 55 and 10 years of service, but may not make withdrawals during their employment, except in the event of a financial hardship as approved by the Compensation Committee, or if the participant makes an in service distribution election prior to the time of the deferral in accordance with the terms of the plan. All deferral elections and associated distribution schedules are irrevocable. Earnings or losses on deferrals are the result of market performance of the selected investments.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions	contributions	earnings in	withdrawals/	balance at
Name	in last FY	in last FY	last FY	distributions	last FYE
(a)	(b)	(c)	(d)	(e)	(f)
David M. Findlay(1)	$202,970	---	$(270,425)	---	$2,151,005
Lisa M. O'Neill(2)	5,000	---	(784)	---	4,216
Eric H. Ottinger(3)	19,980	---	(2,861)	---	25,379
Kristin L. Pruitt(4)	34,093	---	(5,578)	---	158,127
Kevin L. Deardorff(5)	50,976	---	(10,694)	---	151,245

(1)
With respect to Mr. Findlay, $113,667 and $89,303 of the 2018 contributions were reported in the Summary Compensation Table as salary and non-equity incentive compensation, respectively. The 2018 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table. $1,336,256 of the aggregate balance as of December 31, 2018 has been reported as compensation to the executive in the Summary Compensation Table in previous years.

(2)
With respect to Ms. O’Neill, $5,000 of the 2018 contributions were reported in the Summary Compensation Table as non-equity incentive compensation. The 2018 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table. All of the aggregate balance as of December 31, 2018 was reported as compensation to the executive in the Summary Compensation Table in 2018.

(3)
With respect to Mr. Ottinger, $14,537 and $5,443 of the 2018 contributions were reported in the Summary Compensation Table as salary and non-equity incentive compensation. The 2018 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table. $7,575 of the aggregate balance as of December 31, 2018 has been reported as compensation to the executive in the Summary Compensation Table in previous years.

(4)
With respect to Ms. Pruitt, $23,466 and $10,627 of the 2018 contributions were reported in the Summary Compensation Table as salary and non-equity incentive compensation, respectively. The 2018 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table. $92,102 of the aggregate balance as of December 31, 2018 has been reported as compensation to the executive in the Summary Compensation Table in previous years.

(5)
With respect to Mr. Deardorff, $50,976 of the 2018 contributions were reported in the Summary Compensation Table as non-equity incentive compensation. The 2018 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table. $90,140 of the aggregate balance as of December 31, 2018 was reported as compensation to the executive in the Summary Compensation Table in previous years.

As noted above, all contributions to the plan are funded solely by voluntary participant contributions, which represent a deferral of annual salary or non-equity incentive compensation, and there are no Company matching contributions. All aggregate earnings shown above represent investment and interest return on participant contributions.

Potential Payments Upon Termination or Change in Control

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the named executive officers would be entitled upon a hypothetical termination of employment as of December 31, 2018. As is more fully described below, all of the named executive officers were subject to change in control agreements with Lakeland Financial that were in effect on December 31, 2018 (each, a “Change in Control Agreement”), which provide for payments and benefits to a terminating executive following a change in control of Lakeland Financial. Except for the payments and benefits provided by the Change in Control Agreements, all other payments and benefits provided to any named executive officer upon termination of his employment are the same as the payments and benefits provided to other eligible executives of Lakeland Financial. For purposes of estimating the value of certain equity awards, we have assumed a price per share of our common stock of $40.16, which was the closing price of our stock on December 31, 2018, the last trading day of the year.

				Termination, by the
				Company Other
				Than for Cause,
				or by the Executive
			Termination-	for Good Reason, in
		Voluntary	Death or	Connection with
Name	Type of Payment	Retirement	Disability	Change in Control(1)
David M. Findlay	Cash Severance Payment	---	---	$1,703,364
	LTI Plan(2)	$647,915	$1,293,152	1,293,152
	Executive Incentive Bonus Plan(3)	289,578	---	289,578
	Continuation of Medical/Dental Benefits(4)	---	---	32,943
	Total Termination Benefits	$937,493	$1,293,152	$3,319,037

Lisa M. O'Neill	Cash Severance Payment	---	---	$672,000
	LTI Plan(2)	---	$433,728	433,728
	Executive Incentive Bonus Plan(3)	---	---	97,920
	Continuation of Medical/Dental Benefits(4)	---	---	32,943
	Total Termination Benefits	---	$433,728	$1,236,591

Eric H. Ottinger	Cash Severance Payment	---	---	$817,600
	LTI Plan(2)	---	$477,904	477,904
	Executive Incentive Bonus Plan(3)	---	---	119,136
	Continuation of Medical/Dental Benefits(4)	---	---	32,943
	Total Termination Benefits	---	$477,904	$1,447,583

Kristin L. Pruitt	Cash Severance Payment	---	---	$728,000
	LTI Plan(2)	---	$445,776	445,776
	Executive Incentive Bonus Plan(3)	---	---	106,080
	Continuation of Medical/Dental Benefits(4)	---	---	---
	Total Termination Benefits	---	$445,776	$1,279,856

Kevin L. Deardorff	Cash Severance Payment	---	---	$686,000
	LTI Plan(2)	$216,864	$433,728	433,728
	Executive Incentive Bonus Plan(3)	99,960	---	99,960
	Continuation of Medical/Dental Benefits(4)	---	---	21,781
	Total Termination Benefits	$316,824	$433,728	$1,241,469

(1)
Amounts set forth are gross amounts payable in connection with a change in control and are subject to a modified 280G cutback provision, which may result in a reduced payment being made to the named executive officers.

(2)
A prorated vesting of LTI Plan awards is due to a participant under the LTI Plan when such participant’s employment is terminated by reason of his or her retirement. All LTI Plan awards become fully vested at target performance upon the participant’s death or disability. On a termination in connection with a change in control, outstanding LTI Plan awards vest at target performance in accordance with the 2013 and 2017 Equity Incentive Plans.

(3)
Unless an executive is employed on the date on which bonuses are paid under the Executive Incentive Bonus Plan, he or she will not receive any payment thereunder. The only exceptions to this rule are that a prorated bonus is payable to a participant under the Executive Incentive Bonus Plan when such participant retires prior to the date of payment and that a bonus for any completed performance period is payable to a participant on a termination in connection with a change in control. For purposes of the table above, it is assumed that each executive’s employment terminated on December 31, 2018 and therefore the above table includes the full 2018 bonus amounts.

(4)	Since our medical and dental benefit plans are self-funded, we have estimated the amounts due for 18 months of medical and dental benefits based on our monthly COBRA continuation rates.

Accrued Pay, Certain Retirement Benefits and Vested Equity Awards. The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, or amounts that are fully vested under the terms of the applicable plan. These include:
•	Accrued salary and vacation pay.
•	Regular pension benefits under our defined benefit retirement plan. See “2018 Pension Benefits” above.
•
Distributions of plan balances under our 401(k) plan and the Lake City Bank Deferred Compensation Plan (the “Deferred Compensation Plan”). See “Nonqualified Deferred Compensation” above for information on current account balances and an overview of the Deferred Compensation Plan.

Disability, Death and Retirement. A termination of employment due to disability does not entitle the named executive officers to any payments or benefits that are not available to salaried employees generally. As is the case with any other eligible participant under our LTI Plan (as described in the Compensation Discussion and Analysis above), termination of employment due to retirement will entitle the named executive officers to a prorated payout under such plan. In addition, as is also the case with any other eligible participant under our Executive Incentive Bonus Plan (as described in the Compensation Discussion and Analysis above), termination of employment due to retirement will entitle the named executive officers to a prorated bonus under such plan. All employees, including the named executive officers, who receive awards under our 2013 Equity Incentive Plan or our 2017 Equity Incentive Plan will immediately vest in any unvested awards held by such employee in the event of a termination due to disability or death.

Acceleration of Vesting Upon a Change in Control. All employees, including the named executive officers, who receive awards under our 2013 Equity Incentive Plan or our 2017 Equity Incentive Plan will immediately vest in any unvested awards held by such employee if (1) the 2013 Equity Incentive Plan or the 2017 Equity Incentive Plan and the respective award agreements are not fully assumed in a change in control or (2) the 2013 Equity Incentive Plan or the 2017 Equity Incentive Plan and the respective award agreements are fully assumed in the change in control and the employee is terminated by the Company without cause or the employee resigns for good reason.

Change in Control Agreements. Other than as is provided in the Change in Control Agreements, and except as is provided in accordance with the terms of our 2013 Equity Incentive Plan or our 2017 Equity Incentive Plan, no named executive officer will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control.

In the case of a termination of employment by the Company without cause, or by the executive for good reason, within 6 months prior to, or 24 months immediately following, a change in control, the Change in Control Agreements provide for the following:

•
Payment, in a single lump sum, of a severance benefit equal to two times the sum of (i) the greater of the executive’s then current base salary or the executive’s annual base salary as of the date one day prior to the change in control and (ii) the greater of the executive’s target annual performance bonus or the amount of the average annual performance bonus paid (or payable) to the executive for the most recently completed three fiscal years of the Company prior to the year in which the termination of employment occurs.

•
To the extent the executive (or any of the executive’s dependents) was eligible to be covered under the terms of our medical and dental plans for active employees immediately prior to his or her termination date, we will provide the executive (and his dependents, if any), at the Company’s cost, with equivalent coverages for up to 18 months following termination of employment, provided the executive elects COBRA coverage. In the event that the executive (and/or his or her dependents, if any) become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to our plan benefits, coverage under our plans will cease for the executive (and/or his or her dependents, if any).

•
Payment of any earned but unpaid salary for the period ending on the termination date, any earned but unpaid annual performance bonus for performance periods completed before the termination date, any accrued but unpaid vacation, and any unreimbursed business expenses.

The change in control benefits described above are subject to a modified 280G cutback provision which provides for a reduction in payments to the extent that such reduction would confer a greater after-tax benefit to the executive after taking into account all income, employment and excise taxes.

The Company entered into revised Change in Control Agreements with the named executive officers effective March 1, 2016 that, among other things, modified the “double-trigger” provision described above, conditioned the receipt of the change in control payment on the executive’s execution of a release and waiver of claims against the Company, and increased the geographic scope (but reduced the duration) of the non-compete covenant described below.

In exchange for the payments and benefits provided under the Change in Control Agreements, the executives agree to be bound by a one-year restrictive covenant, which will be effective throughout the geographic area within a 60-mile radius from the location of any office of the Company operating at the time of the executive’s termination of employment. The restrictive covenant will prohibit the executive from competing, in any way, with the Company for the one-year period following the executive’s termination of employment.

CEO Pay Ratio

We calculated our median employee as of December 31, 2018 payroll using our entire employee population. The compensation we used to determine our median employee was the same as that used in the summary compensation table for our named executive officers, including our CEO, with the exception of any positive pension earnings. As previously discussed, our pension plan was frozen in 2000 therefore this benefit is not available to employees hired since the plan was frozen, including our CEO. This information is also not practicably available for the entire employee population. We annualized the salary of full-time employees hired during the year and the salary of part-time permanent employees hired during the year was annualized at their part-time rate. For 2018, we used the same median employee as used for 2017 as there have been no material changes in our employee population or employee compensation arrangements that we believe would result in a significant change to the pay ratio. There were no material changes to this employee’s compensation that would significantly affect the pay ratio. Based on this methodology, the total compensation of our median employee was $38,449. The total compensation of our CEO was $1,604,172 and the ratio of this to our median employee was 42:1.

Tax Deductibility of Compensation

Lakeland Financial seeks to maximize the tax deductibility of all elements of compensation. Section 162(m) of the Code will generally disallow a corporate tax deduction for compensation paid to certain officers in excess of $1 million, unless the compensation meets an exception as performance-based compensation and is paid pursuant to a written binding contract which was in effect prior to November 2, 2017 and which has not subsequently been materially modified. While we try to structure compensation plans and programs to ensure deductibility, we may approve compensation amounts that do not qualify for deductibility when we deem it to be in the best interest of Lakeland Financial.

PROPOSAL NO. 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder require publicly traded companies, such as Lakeland Financial Corporation, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. In accordance with these requirements, we are providing shareholders with an advisory vote on the compensation of our executive officers at the 2019 annual meeting.

As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of Lakeland Financial’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2018. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our executive officers in fiscal year 2018 reflects and supports these compensation policies and procedures.

The following resolution is submitted for shareholder approval:

“RESOLVED, that Lakeland Financial Corporation’s shareholders approve, on an advisory basis, its executive compensation as described in the section captioned ‘Compensation Discussion and Analysis’ and the tabular disclosure regarding named executive officer compensation under ‘Executive Compensation’ contained in the Company's proxy statement, dated February 28, 2019.”

Approval of this resolution requires the affirmative vote of a majority of the shares voted on this matter at the annual meeting. While this advisory vote on executive compensation, commonly referred to as a “say-on-pay” advisory vote, is required, it is not binding on our Board of Directors and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board of Directors recommends shareholders vote to approve the overall compensation of our named executive officers by voting “FOR” this proposal. Proxies properly signed and returned will be voted “FOR” this proposal unless shareholders specify otherwise.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Company’s management is responsible for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the effectiveness of internal control over financial reporting.

The Audit Committee is governed by a charter. A copy of the committee’s current charter is available on the Investor Relations section of the Company’s website at www.lakecitybank.com. As of December 31, 2018, the committee was comprised solely of independent directors. Brian J. Smith has been designated by the Board as an audit committee financial expert as defined by the SEC.

The Audit Committee reviews with the internal auditors and the independent registered public accounting firm, with and without management present, the effectiveness of our system of internal controls and internal audit procedures; reports of bank regulatory agencies and monitoring of management’s compliance with recommendations contained in those reports; actions by management on recommendations of the independent registered public accounting firm and internal auditors; and the audited financial statements.

The Audit Committee is also responsible for selecting, appointing and overseeing our independent registered public accounting firm. The Audit Committee performs an annual evaluation of the independent registered public accounting firm and the lead partner concerning the qualifications, performance and independence of the auditors by considering the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee also participates in discussions of audit and audit related fees and approves all fees and services of the independent registered public accounting firm. Based on the outcome of the evaluation and discussions, the Audit Committee has appointed Crowe LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2019.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2018 with our management and Crowe LLP, our independent registered public accounting firm. The committee has also discussed with Crowe LLP the matters required to be discussed by Public Company Oversight Board AS16 (Auditing Standards Communications with Audit Committees) as well as having received and discussed the written disclosures and the letter from Crowe LLP required by the Public Company Accounting Oversight Board Rule 3526, communication with Audit Committees concerning independence.

Based on the review and discussions with management and Crowe LLP, the Audit Committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Submitted by:
Robert E. Bartels, Jr.
Emily E. Pichon
Steven D. Ross
Brian J. Smith
Bradley J. Toothaker
Ronald D. Truex

Members of the Audit Committee

PROPOSAL NO. 3 – RATIFICATION OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019

Shareholders are also being asked to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2019. If the appointment of Crowe LLP is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and Board of Directors. Representatives of Crowe LLP are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by shareholders.

Fees Paid to Independent Registered Public Accounting Firm

	2018	2017
Audit Fees	$415,000	$409,500
Audit-Related Fees	57,970	51,380
Tax Fees	109,420	92,900
All Other Fees	0	3,081
Total	$582,390	$556,861

Audit Fees. Audit fees consist of the aggregate fees billed or expected to be billed by Crowe LLP for its audit of Lakeland Financial’s annual financial statements for fiscal years 2018 and 2017, for its required reviews of our unaudited interim financial statements included in our Form 10-Qs filed during fiscal 2018 and 2017, for the integrated audit of internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act and for consents and assistance with documents filed with the SEC.

Audit-Related Fees. Audit-related fees consist of the aggregate audit-related fees billed by Crowe LLP for fiscal years 2018 and 2017 for services which included employee benefit plan audits, captive insurance subsidiary audit and accounting and financial reporting-related consultations.

Tax Fees. Tax fees consist of the aggregate fees for tax-related services billed by Crowe LLP for fiscal years 2018 and 2017 for professional services rendered for tax compliance, tax advice and tax planning which included assistance with the preparation of Lakeland Financial’s and subsidiaries’ tax returns and guidance with respect to estimated tax payments and for assistance relating to maintaining a real estate investment trust and for assistance related to maintaining a captive insurance company.

All Other Fees. All other fees consist of the aggregate fees for other services billed by Crowe LLP for fiscal year 2017 for professional services rendered for software license fees. We did not incur any other fees from Crowe LLP for fiscal years 2018 and 2017 other than the fees reported above.

The Audit Committee, after consideration of the matter, does not believe the rendering of these services by Crowe LLP to be incompatible with maintaining Crowe LLP’s independence as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Crowe LLP and all such services provided in 2017 and 2018 were pre-approved. These services include audit and audit-related services, tax services, and other services. Crowe LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by Crowe LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis that the Audit Committee had not already specifically approved.

The Board of Directors recommends shareholders vote to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 by voting “FOR” this proposal. Proxies properly signed and returned will be voted “FOR” this proposal unless shareholders specify otherwise.

Michael L. Kubacki
Chairman of the Board of Directors

February 28, 2019
Warsaw, Indiana

Lakeland Financial Corp. Attn: Kristin Pruitt

202 East Center Street

PO Box 1387

Warsaw, IN 46581

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KEEP THIS PORTION FOR YOUR RECORDS DETACH
___________________________________________________________________________________________________________________________________________________________________________________________________________
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THIS   PROXY CARD   IS VALID  ONLY   WHEN  SIGNED  AND   DATED.

The Board of Directors recommends you vote FOR

the following:

1.  ELECTION OF DIRECTORS:

Nominees	For	Against	Abstain
1a. Blake W. Augsburger	[ ]	[ ]	[ ]
1b. Robert E. Bartels, Jr.	[ ]	[ ]	[ ]
1c. Darrianne P. Christian	[ ]	[ ]	[ ]
1d. Daniel F. Evans, Jr.	[ ]	[ ]	[ ]
1e. David M. Findlay	[ ]	[ ]	[ ]
1f. Thomas A. Hiatt	[ ]	[ ]	[ ]
1g. Michael L. Kubacki	[ ]	[ ]	[ ]
1h. Emily E. Pichon	[ ]	[ ]	[ ]
1i Steven D. Ross	[ ]	[ ]	[ ]
1j. Brian J. Smith	[ ]	[ ]	[ ]
1k. Bradley J. Toothaker	[ ]	[ ]	[ ]
1l. Ronald D. Truex	[ ]	[ ]	[ ]
1m. M. Scott Welch	[ ]	[ ]	[ ]

The Board of Directors recommends you vote FOR proposals 2 and 3.
	For	Against	Abstain
2 APPROVAL, by non-binding vote, of the Company's compensation of certain executive officers.	[ ]	[ ]	[ ]
3 RATIFY THE APPOINTMENT OF CROWE LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019.	[ ]	[ ]	[ ]

NOTE: In accordance with their discretion upon all other matters that may properly come before said meeting and any adjournments or postponements of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Form 10-K is/are available at  www.proxyvote.com .

_____________________________________________________________________________________________________________________________________________________________________________________________________________

PROXY
FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
LAKELAND FINANCIAL CORPORATION TO BE
HELD ON APRIL 9, 2019

The undersigned hereby appoints David M. Findlay and Michael L. Kubacki, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders, to be held at 4:30 p.m., local time, at The Lerner Theatre, located at 410 South Main Street, Elkhart, Indiana 46516, on the 9th day of April, 2019, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged, as follows:

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side